UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

Embrex, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share, of Embrex, Inc.

(2)	Aggregate number of securities to which transaction applies:

8,387,871 shares of common stock

1,345,500 shares of common stock issuable upon exercise of outstanding stock options

308,320 shares of common stock issuable pursuant to existing restricted stock units

22,048 shares of common stock anticipated to be issued pursuant to the employee stock purchase plans

10,063,739 total shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) the product of shares of common stock and the merger consideration of $17.00 per share (equal to $142,593,807), (b) the difference between the merger consideration of $17.00 per share and the exercise price per share of each of the 1,089,793 shares of common stock underlying stock options outstanding in which the exercise price per share is less than $17.00 per share (equal to $6,867,156), (c) the product of 157,920 shares of common stock underlying restricted stock units and the merger consideration of $17.00 per share (equal to $2,684,640) and (d) the product of 22,048 shares of common stock anticipated to be issued pursuant to the employee stock purchase plans and the merger consideration of $17.00 per share (equal to $374,816) . In accordance with Exchange Act Rule 0-11(c) the filing fee was determined by calculating a fee of $107.00 per $1,000,000 of the aggregate merger consideration of $152,520,419.

(4)	Proposed maximum aggregate value of transaction:

$152,520,419

(5)	Total fee paid:

$16,320

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Embrex, Inc.
1040 Swabia Court
Durham, North Carolina 27703

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Embrex, Inc. shareholder:

You are cordially invited to attend a special meeting of Embrex’s shareholders, to be held at                                                                                       on          ,          , 200   at           [a][p].m., local time.

At the special meeting you will be asked to consider and vote on (1) a proposal to approve and adopt a merger agreement that Embrex has entered into with Pfizer Inc. and a wholly-owned subsidiary of Pfizer and the transactions contemplated by the merger agreement and (2) a proposal to grant discretionary authority to adjourn the special meeting to another place and time if necessary to satisfy certain conditions to the merger. If the merger is approved, Embrex will become a wholly-owned subsidiary of Pfizer, and you, as a holder of Embrex common stock, will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of Embrex common stock you own.

After careful consideration, our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Embrex and its shareholders, declared the merger to be advisable and authorized, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment authorization.

We encourage you to read the proxy statement attached to this letter as it describes the specifics of the proposed merger and other important information relating to the proposed merger. Please read the entire proxy statement carefully.

Your vote is very important. We cannot consummate the merger unless the holders of a majority of our outstanding stock vote in favor of the merger. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to us so that your shares are represented at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person. If you do not vote, it will have the same effect as a vote against the merger.

Thank you for your cooperation and your continued support of Embrex.

Sincerely,

Randall L. Marcuson
President, Chief Executive Officer and Director

This proxy statement is dated          , 200  , and is being mailed to shareholders on or about          , 200  .

EMBREX, INC.
1040 Swabia Court
Durham, North Carolina 27703

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on          , 200

Notice is hereby given that a special meeting of shareholders of Embrex, Inc. will be held on          ,          , 200  , at           [a.][p.]m. local time, at                                                                                    for the following purposes:

(1)	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 14, 2006, among Embrex, Inc., a North Carolina corporation, Pfizer Inc., a Delaware corporation, and Eagle Merger Sub Inc., a North Carolina corporation and wholly-owned subsidiary of Pfizer, and the transactions contemplated thereby.

(2)	To consider and vote upon a proposal to grant the proxy holders authority to vote in their discretion regarding a motion to adjourn the special meeting if necessary to satisfy the conditions to completing the merger.

(3)	To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the meeting.

Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock of Embrex (other than shares held by Embrex, Pfizer or Eagle Merger Sub) will be converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes.

The proposed merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Annex A to the proxy statement.

The board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Embrex and its shareholders, declared the merger to be advisable and authorized, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the grant of discretionary authority to adjourn the special meeting.

Only shareholders of record at the close of business on          , 200  , the record date, are entitled to notice of the special meeting and to vote at such meeting and any adjournment or postponement of the meeting.

Your vote is very important, regardless of the number of shares you may hold. The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Embrex common stock entitled to vote. Even though you may plan to attend the meeting in person, please cast your vote according to the instructions on the enclosed proxy card. To ensure that your shares will be represented at the special meeting, please sign, date and return the enclosed proxy card in the enclosed prepaid envelope, and allow sufficient time for the postal service to deliver your proxy before the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

This solicitation for your proxy is being made on behalf of the board of directors of Embrex. If you have any questions or need assistance in voting your shares, please call The Altman Group, which is assisting Embrex, at (800) 311-0721.

By Order of the Board of Directors

Don T. Seaquist
Secretary

Durham, North Carolina
          , 200

Annexes
Annex A	Merger Agreement
Annex B	Opinion of Stephens Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all of the questions that may be important to you as a shareholder of Embrex. Please refer to the more detailed information contained elsewhere in this proxy statement. We encourage you to read this proxy statement, including the annexes, because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “company,” “we,” “our,” “us” and “Embrex” refer to Embrex, Inc. We refer to Pfizer Inc. as Pfizer and Eagle Merger Sub Inc. as Merger Sub.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will take place at , on , , 200 at [a][p].m., local time.

Q:	What proposals will be voted on at the special meeting?

A:	The following two proposals will be voted on at the special meeting:

•	The first proposal to be voted on is a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 14, 2006, among Embrex, Pfizer Inc., a Delaware corporation, and Eagle Merger Sub Inc., a North Carolina corporation and wholly-owned subsidiary of Pfizer, which we refer to in this proxy statement as the merger agreement, and the transactions contemplated by the merger agreement.

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn the special meeting to another time or place if necessary for the purpose of satisfying the conditions to the merger, which we refer to in this proxy statement as the adjournment proposal.

Q:	Who can vote or submit a proxy to vote or attend the meeting?

A:	All holders of our common stock at the close of business on , 200 , the record date for the special meeting, are entitled to receive notice of and to attend and vote, or submit a proxy to vote, at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	As a holder of Embrex shares, what will I receive in the merger?

A:	As a result of the merger, our shareholders will receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that they own (other than shares held by Embrex, Pfizer or Merger Sub). For example, if you own 100 shares of our common stock, you will receive $1,700.00 in cash, less applicable withholding taxes, in exchange for your Embrex shares.

Q:	How does Embrex’s board of directors recommend I vote?

A:	At a meeting held on November 14, 2006, our board of directors determined unanimously that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Embrex and its shareholders, declared the merger to be advisable and authorized, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Q:	Why is the Embrex board of directors recommending the merger?

A:	Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on this review, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of our company and shareholders, declared the merger to be advisable and authorized, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. For a more complete discussion of why our board of directors is recommending approval of the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Reasons for the Merger and Board of Directors Recommendation.”

Q:	What vote is required to adopt the proposals?

A:	Approval of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The adjournment proposal will be approved if the votes cast in favor of the adjournment proposal by shares of common stock present at the special meeting, in person or by proxy, exceed the votes cast against the adjournment proposal.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Thereafter, return your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. Please do not enclose or return your stock certificate(s) with your proxy card.

Q:	What happens if I do not vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the merger agreement, but it will have no effect on the adjournment proposal. If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger, but will have no effect on the adjournment proposal.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker in order to attend the special meeting and vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary prior to the meeting stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Or third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy — you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my Embrex stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares for the cash merger consideration.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We currently expect to close the merger in the first quarter of 2007. However, we cannot be certain of the timing of closing because, in addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Q:	Am I entitled to dissenters’ rights?

A:	No. Because you are receiving only cash for your shares and because our common stock is listed on The Nasdaq Global Market, North Carolina law provides that you are not entitled to dissenters’ rights.

Q:	Is the merger expected to be taxable to me?

A:	Your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. You will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and your tax basis in the shares surrendered in the merger. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences to you. Tax matters can be complicated and the tax consequences of the merger to you will depend on your personal situation. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, please contact our proxy solicitor at (800) 311-0721.

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement and the documents to which we refer you, including the merger agreement, which is attached as Annex A. See “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 16)

Embrex, Inc.

We are an international agricultural biotechnology company focused on developing patented biological and mechanical products that improve bird health, reduce bird and production costs and provide other economic benefits to the poultry industry. We have developed and commercialized the first in ovo (in the egg) platform delivery system, called the Inovoject® system, which is a proprietary, automated, injection system that eliminates the need for manual vaccination of newly hatched broiler chicks.

We are a North Carolina corporation. Our principal executive offices are located at 1040 Swabia Court, Durham, North Carolina 27703. Our telephone number is (919) 941-5185.

Pfizer Inc.

Pfizer is a research-based, global pharmaceutical company. Pfizer discovers and develops innovative medicines to treat and help prevent diseases for both people and animals.

Pfizer is a Delaware corporation. Its principal executive offices are located at 235 East 42nd Street, New York, New York 10017. Its telephone number is (212) 573-2323.

Eagle Merger Sub Inc.

Merger Sub is a wholly-owned subsidiary of Pfizer. Merger Sub was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

Merger Sub is a North Carolina corporation. Its principal executive offices are located at 235 East 42nd Street, New York, New York 10017. Its telephone number is (212) 573-2323.

The Merger (page 16)

We signed the merger agreement with Pfizer and Merger Sub on November 14, 2006. The merger agreement provides for the merger of Merger Sub with and into Embrex, with Embrex being the surviving corporation. Following the merger, we will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Pfizer. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully, as it is the legal document governing the merger.

Merger Consideration (page 32)

At the effective time of the merger, each outstanding share of our common stock (other than shares held by Embrex, Pfizer and Merger Sub) will be converted automatically into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options and Other Equity-Based Awards (page 33)

Each option to purchase our common stock at an exercise price of less than $17.00 per share that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be canceled and the holder will be entitled to receive a cash payment in an amount equal to the number of shares of our common stock subject to the option immediately prior to such cancellation multiplied by the difference between $17.00 and the exercise price of the option, without interest and less applicable withholding taxes. Each share of restricted stock that has vested at the effective time of the merger will be treated in the same manner as other outstanding shares of our common stock. Each restricted stock unit that has vested at the effective time of the merger will be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to $17.00 multiplied by the number of shares of common stock underlying the vested restricted stock unit. Each share of restricted stock and restricted stock unit that is unvested at the effective time of the merger will be forfeited.

Market Price and Dividend Data (page 49)

Our common stock is listed on The Nasdaq Global Market under the symbol “EMBX.” On November 14, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $11.92 on The Nasdaq Global Market. On          , 200  , the last full trading day prior to the date of this proxy statement, our common stock closed at $      on The Nasdaq Global Market.

Recommendation to Shareholders (page 13)

Our board of directors has:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of our company and shareholders;

•	declared the merger to be advisable; and

•	authorized, approved and adopted the merger agreement.

Our board of directors recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment proposal. To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Reasons for the Merger and Board of Directors Recommendation.”

Interests of Embrex’s Directors and Management in the Merger (page 27)

When considering the recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders, including, among others:

•	our executive officers may be entitled to certain cash payments, including tax gross-up payments for some officers, and continued benefits that will be triggered by the termination of their employment under certain circumstances during the two years following the consummation of the merger;

•	all unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested immediately prior to the effective time of the merger and all outstanding options held by such persons will be canceled at the effective time of the merger, with the holder entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $17.00 over the applicable per share exercise price and (ii) the number of shares subject to the option;

•	all unvested shares of restricted stock held by our executive officers that vest by their terms at the effective time of the merger will be treated in the same manner as other outstanding shares of our common stock in the merger;

•	all unvested restricted stock units held by our executive officers and directors that vest by their terms at the effective time of the merger will entitle the holders to receive a cash payment equal to $17.00, without interest and less any applicable withholding taxes, for each share of common stock underlying the restricted stock unit; and

•	certain indemnification arrangements for our current and former directors and officers will be continued if the merger is completed.

Our board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated by the merger agreement.

Opinion of our Financial Advisor (page 23)

On November 14, 2006, Stephens Inc., which we refer to in this proxy statement as Stephens, delivered to our board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated November 14, 2006, that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the $17.00 in cash per share to be received by the disinterested holders of our common stock, which refers to shareholders other than our directors and senior officers, pursuant to the merger agreement was fair from a financial point of view to the disinterested shareholders, as described below under “The Merger — Opinion of Embrex’s Financial Advisor.”

The full text of Stephens’ opinion, dated as of November 14, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Stephens in rendering its opinion, is attached as Annex B to this proxy statement. Stephens’ opinion is directed to our board of directors in their consideration of the merger. Stephens’ opinion is not a recommendation as to how our shareholders should vote at the special meeting. We urge you to read the opinion carefully and in its entirety.

The Special Meeting (page 13)

Time, Date and Place (page 13)

A special meeting of our shareholders will be held on          ,          , 200  , at                                                                   at           [a.][p.]m. local time, to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and, if necessary, the adjournment proposal.

Record Date and Voting Power (page 13)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on          , 200  , the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. At the close of business on the record date, there were           shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 13)

The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. The adjournment proposal will be approved if the votes cast in favor of the adjournment proposal by shares of common stock that are entitled to vote on the proposal and are present at the special meeting, in person or by proxy, exceed the votes cast against the adjournment proposal.

Share Ownership of Directors and Management (page 50)

As of November 29, 2006, our directors and executive officers and their affiliates beneficially owned approximately 11.88% of the shares entitled to vote at the special meeting. This does not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

The Merger Agreement (page 32)

Conditions to the Completion of the Merger (page 44)

Conditions to Each Party’s Obligation.  The obligations of each party to the merger agreement to effect the merger are subject to the satisfaction or waiver of the following conditions, on or prior to the effective time of the merger:

•	the merger agreement must have been approved by the requisite vote of the holders of the outstanding shares of our common stock entitled to vote;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, the requirements of any relevant foreign antitrust authority must have been satisfied and all consents, approvals and actions of, filings with, and notices to all governmental entities required of us or any of our subsidiaries or Pfizer or any of its subsidiaries in connection with the merger must have been obtained; and

•	no governmental order or laws can be in effect that restrain, enjoin or otherwise prohibit the merger, and no governmental entity can have instituted a proceeding which continues to be pending seeking any such order.

Conditions to Our Obligation.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Pfizer and Merger Sub must have performed and complied with, in all material respects, all agreements and conditions contained in the merger agreement that are required to be performed and complied with by them prior to or at the closing of the merger; and

•	the representations and warranties of Pfizer and Merger Sub contained in the merger agreement, without giving effect to qualifications or limitations as to “materiality” or “material adverse effect,” must be true and correct as of the date of the merger agreement and the closing date of the merger with the same effect as though made on the closing date of the merger (except for representations and warranties made as of a specific date, which must remain true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay (to a date beyond May 14, 2007) the consummation by Pfizer or Merger Sub of the merger or the other transactions contemplated by the merger agreement.

Conditions to Pfizer’s and Merger Sub’s Obligations.  The obligations of Pfizer and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	we must have performed and complied with, in all material respects, all agreements and conditions contained in the merger agreement that are required to be performed or complied with by us prior to or at the closing of the merger;

•	our representations and warranties with respect to organization and qualification and subsidiaries, capitalization and authority relative to the merger agreement must be true and correct as of the date of the merger agreement and the closing date of the merger as if made as of the closing date, and all other representations and warranties, without giving effect to qualifications and limitations as to “materiality” or “material adverse effect,” must be true and correct as of the date of the merger agreement and as of closing with the same effect as though made on the closing date of the merger (except for such representations and warranties made as of a specific date, which must remain true and correct as of such specific date), except where failure of such other representations or warranties to be so true and correct, individually or in the aggregate with all such failures, will not have resulted in or would not reasonably be expected to result in a material adverse effect;

•	there must not have occurred any material adverse effects (see “The Merger Agreement — Representations and Warranties”); and

•	we must have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Internal Revenue Code.

Limitations on Considering Other Acquisition Proposals (page 39)

Upon execution of the merger agreement, we and our subsidiaries agreed to immediately cease, and to cause our and our subsidiaries’ officers, directors, employees, agents and representatives to immediately cease, any existing activities, discussions or negotiations with any parties that may be ongoing with respect to, or would reasonably be expected to result in, an acquisition proposal and agreed not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries, proposals, offers, discussions or negotiations regarding, or the submission of, any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or (iii) enter into any letter of intent or agreement relating to an acquisition proposal.

Notwithstanding the foregoing, if at any time prior to approval of the merger by our shareholders, in response to an unsolicited bona fide written acquisition proposal received after the date of the merger agreement and not, directly or indirectly, the result of our breach of the limitations described above, our board of directors determines in good faith, after consulting with its outside counsel and financial advisor, that such acquisition proposal constitutes or may reasonably be expected to lead to a superior proposal and that the failure to take the following actions would be contrary to its fiduciary duties to our shareholders, we may (x) furnish information to the person who made such acquisition proposal pursuant to a confidentiality agreement the terms of which are no less stringent than the confidentiality agreement entered into with Pfizer and (y) participate in negotiations regarding such acquisition proposal.

In addition, except as provided below, our board of directors has agreed not to:

•	withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of the merger agreement or the transactions contemplated thereby, including the merger;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

Notwithstanding the foregoing, in the event that prior to approval of the merger by our shareholders and upon having received an unsolicited bona fide written acquisition proposal that is not, directly or indirectly, the result of our breach of the limitations described above, if our board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that such acquisition proposal is a superior proposal, and determines in good faith, after consultation with its outside counsel, that the failure to do so would be contrary to its fiduciary duties to our shareholders, our board of directors may, after providing 72-hour prior written notice to Pfizer, withdraw or modify its approval or recommendation of the merger agreement or the merger or approve or recommend a superior proposal.

The term “acquisition proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of 15% or more of our and our subsidiaries’ assets (taken as a whole) or 15% or more of any class of our equity securities pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to us, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of 15% or more of our and our subsidiaries’ assets (taken as a whole), or 15% or more of our equity.

A “superior proposal” is defined in the merger agreement to mean an unsolicited bona fide proposal in writing to acquire all or substantially all of our company’s assets, or at least 50% of our company’s capital stock and on financial terms which our board of directors determines in its good faith judgment (after consultation with its financial advisors) to be more favorable to our shareholders, from a financial point of view, than the merger (taking into account any factors relating to such proposed transaction deemed relevant by our board of directors, including, without limitation, the financing thereof and all other conditions thereto).

Termination of the Merger Agreement (page 45)

The parties may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

In addition, any party may terminate the merger agreement before the effective time of the merger if:

•	a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action is final and non-appealable;

•	our shareholders do not approve the merger by the requisite vote, provided this right to terminate is not available to us where the failure to obtain shareholder approval is caused by our action or failure to act and such action or failure to act constitutes a breach by us of the merger agreement; or

•	the merger is not completed by May 14, 2007 for any reason, provided that this right to terminate is not available to any party whose action or failure to act is a principal cause of or has resulted in the failure of the merger to occur on or before such date.

We may terminate the merger agreement if:

•	other than as a result of our material breach of any of our obligations under the merger agreement,

•	any of the representations and warranties of Pfizer and Merger Sub contained in the merger agreement fail to be true and correct such that the condition to our obligation to consummate the merger relating to the representations and warranties of Pfizer and Merger Sub would not be satisfied, or Pfizer or Merger Sub has breached or failed to comply with any of their respective obligations under the merger agreement such that the condition to our obligation to consummate the merger relating to such compliance and performance by Pfizer and Merger Sub would not be satisfied, and

•	a failure or breach described above cannot be cured or, if curable, continues unremedied for a period of 45 days after Pfizer has received written notice from us or such shorter period ending on May 12, 2007.

•	our board of directors (after complying with its obligations under the non-solicitation provisions of the merger agreement relating to superior proposals)

•	withdraws its approval or recommendation of the merger agreement or the merger,

•	approves or recommends a superior proposal, or

•	authorizes us to enter into an acquisition agreement with respect to any superior proposal.

Pfizer or Merger Sub may terminate the merger agreement if,

•	other than as a result of a material breach by Pfizer or Merger Sub of their obligations under the merger agreement,

•	our representations and warranties contained in the merger agreement fail to be true and correct such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to our representations and warranties would not be satisfied, or we have breached or failed to comply with any of our obligations under the merger agreement such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to such compliance and performance by us would not be satisfied, or

•	we have breached or failed to comply with any of our obligations under the merger agreement such that the condition to the obligations of Pfizer and Merger Sub to consummate the merger relating to our compliance and performance would not be satisfied, and such failure or breach cannot be cured or, if curable, continues unremedied for a period of 45 days after we have received written notice from Pfizer or such shorter period ending on May 12, 2007.

•	our board of directors (or any committee thereof) withdraws or amends its recommendation in favor of the approval of the merger or fails to include in this proxy statement the recommendation of the board of directors in favor of the adoption and approval of the merger agreement and the merger,

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal,

•	our board of directors approves or recommends a superior proposal or authorizes us to enter into an acquisition agreement with respect to any superior proposal,

•	except under certain circumstances, our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the merger within five business days after Pfizer requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any acquisition proposal, or

•	a material breach by us of the non-solicitation provisions of the merger agreement.

Subject to limited exceptions set forth in the merger agreement, including the survival of any obligations to pay termination fees and expenses (which are described below under “— Expenses and Termination Fees”) and any liabilities a party may have for breach of any of its representations, warranties, covenants or agreements, if the merger agreement is terminated, then it will be of no further force and effect and there will be no liability or obligations on the part of any of the parties to the merger agreement.

Expenses and Termination Fees (page 46)

Except for the termination fee set forth in the merger agreement or as described elsewhere in this proxy statement, all fees, costs and expenses incurred in connection with the merger agreement and the merger will generally be paid by the party incurring such fees, costs and expenses.

We will be required to pay to Pfizer a termination fee of $5,000,000, plus out-of-pocket expenses incurred by Pfizer up to a maximum amount of $750,000, if the merger agreement is terminated:

•	by Pfizer or Merger Sub, because:

•	our board of directors (or any committee thereof) withdraws or amends its recommendation in favor of the approval of the merger or fails to include in this proxy statement the recommendation of the board of directors in favor of the adoption and approval of the merger agreement and the merger,

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal,

•	our board of directors approves or recommends a superior proposal or authorizes us to enter into an acquisition agreement with respect to any superior proposal,

•	except under certain circumstances, our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the merger within five business days after Pfizer requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any acquisition proposal, or

•	we materially breach the non-solicitation provisions of the merger agreement, or

•	by us, because our board of directors (after complying with its obligations under the non-solicitation provisions of the merger agreement relating to superior proposals)

•	withdraws its approval or recommendation of the merger agreement or the merger,

•	approves or recommends a superior proposal, or

•	authorizes us to enter into an acquisition agreement with respect to any superior proposal.

We will be required to pay to Pfizer a termination fee of $5,000,000 if the merger agreement is terminated

•	by any party to the merger agreement, because our shareholders fail to approve the merger, or

•	by any party to the merger agreement, because the merger is not consummated by May 14, 2007, and at the time of such termination, an acquisition proposal has been publicly announced and within 12 months after such termination we either enter into an agreement with respect to any acquisition proposal or consummate any transaction pursuant to an acquisition proposal.

We will be required to pay to Pfizer its out-of-pocket expenses, up to a maximum amount of $250,000, if the merger agreement is terminated by Pfizer or Merger Sub because we breach or fail to comply with any of our obligations under the merger agreement such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to such compliance and performance by us would not be satisfied (other than as a result of a material breach by Pfizer or Merger Sub of any of their respective obligations under the merger agreement). If, at the time of such termination, an acquisition proposal has been publicly announced and, within 12 months after such termination, we either enter into an agreement with respect to any acquisition proposal or consummate any transaction pursuant to an acquisition proposal, we will also be required to pay to Pfizer a termination fee of $5,000,000.

Notwithstanding the foregoing, in no event will we be required to pay a termination fee or out-of-pocket expenses on more than one occasion.

Material U.S. Federal Income Tax Consequences of the Merger (page 30)

The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes. As a result, each shareholder will recognize gain or loss equal to the difference between the amount of cash received and such shareholder’s tax basis in the shares surrendered. If the shares were capital assets in the shareholder’s hands, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder held the shares for more than one year on the date of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Accounting Treatment (page 30)

Pfizer will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States.

Regulatory Matters (page 32)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we and Pfizer have filed a notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has been terminated or has expired. In addition, we and Pfizer must make applicable competition filings in certain foreign jurisdictions.

Dissenters’ Rights (page 30)

Because our shareholders are receiving only cash for their shares and our common stock is listed on The Nasdaq Global Market, you are not entitled to dissenters’ rights under North Carolina law.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “plan,” “expect,” “intend,” “project,” “should,” and similar expressions. Forward-looking statements are subject to various risks and uncertainties that could cause actual results or performance to differ, including among other things:

•	the risk that we will be unable to satisfy all of the closing conditions set forth in the merger agreement;

•	the possibility that our shareholders will not approve the merger agreement and the transactions contemplated by the merger agreement;

•	the possibility that we may not obtain the necessary governmental approvals to consummate the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the occurrence of events that would have a material adverse effect on our company as described in the merger agreement;

•	the risk that the merger agreement could be terminated under circumstances that would require us to pay a termination fee of $5,000,000;

•	disruptions to our business as a result of the announcement and pendency of the merger, including our ability to retain customer and vendor relationships and key personnel; and

•	other risks detailed in our current filings with the U.S. Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, including our most recent filings on Form 10-K or Form 10-Q, which discuss other important risk factors concerning our respective operations. For details about obtaining these documents, see the section entitled “Where You Can Find More Information.”

We caution you that reliance on any forward-looking statement involves substantial risks and uncertainties, and that even though we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release publicly any revisions of these forward-looking statements to reflect future events or circumstances, except as may be required by law.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of shareholders.

Date, Time and Place

We will hold the special meeting of our shareholders on          ,          , 200  , at                                                              at           [a.][p.]m., local time.

Purpose of Special Meeting

The purpose of the special meeting is to consider and vote on the following two proposals:

•	The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•	The proposal to grant discretionary authority to adjourn the special meeting to another time or place, if necessary, for the purpose of satisfying the conditions to the merger.

Our shareholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting. However, if other matters are properly presented at the special meeting, the persons named as proxies in the proxy card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Recommendation of Our Board of Directors

Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of our company and shareholders, has declared the merger to be advisable and has unanimously authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment proposal. See “The Merger — Reasons for the Merger and Board of Directors Recommendation.”

Record Date and Voting Securities

Shareholders of record as of the record date,          , 200  , are entitled to notice of and to vote at the special meeting. As of the record date,           shares of our common stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy.

Vote Required

The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote. The adjournment proposal requires that the votes cast in favor of the proposal by shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote on that proposal exceed the votes cast against the proposal.

Proxies and Voting

You may vote by proxy or in person at the special meeting. Please note, however, that if your shares are held in “street name,” meaning that your shares are held of record by a broker, bank or other nominee, you must instruct the record holder of the shares (your broker, bank or nominee) how to vote your shares and if you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder authorizing you to vote at the special meeting.

All shares represented by properly executed proxies received in time for the special meeting and not revoked will be voted in accordance with the instructions marked on the proxy. Properly executed proxies that do not include voting instructions will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Revocability of Proxies

Any shareholder of record may revoke a proxy at any time before it is voted by:

•	filing a written notice of revocation or filing a duly executed proxy bearing a later date with our corporate secretary at our principal executive offices at 1040 Swabia Court, Durham, North Carolina 27703 prior to the special meeting; or

•	attending the meeting and voting in person; however, attendance at the meeting will not, by itself, revoke a proxy — you must vote at the meeting.

If you hold your shares in street name, you must contact the broker, bank or other nominee through which you hold a beneficial interest in shares of our common stock in order to determine how to revoke any proxies the record holder submitted on your behalf.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting.

Shares held in street name by brokers or other nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of our outstanding shares of common stock to be approved by our shareholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement. The adjournment proposal requires the votes cast in favor of the adjournment proposal in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal exceed the votes cast against the adjournment proposal. For the purpose of determining whether the adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect on the outcome of the proposal. In addition, assuming that there is a quorum established at the special meeting, failing to vote will have no effect on the outcome of the adjournment proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all shareholders whose shares are held in street name to provide their brokers or other nominees with instructions on how to vote.

Adjournment

Whether or not a quorum is established at a shareholder meeting, our bylaws permit the shareholders present in person or by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice. The North Carolina Business Corporation Act requires that if a meeting is adjourned for more than 120 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the shareholders.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained The Altman Group to assist in distribution of proxy materials and solicitation of votes. We will pay The Altman Group $5,000 for its services plus reimbursement for certain out-of-pocket expenses.

Assistance

If you have any questions about the proposals or how to vote or revoke a proxy, or if you wish to obtain additional copies of this document or proxy forms, please contact:

The Altman Group
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
(800) 311-0721

Or

Embrex, Inc.
1040 Swabia Court
Durham, North Carolina 27703
(919) 941-5185

THE MERGER
(Proposal 1)

This section of the proxy statement describes material aspects of the merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the merger agreement, which is attached as Annex A, for a more complete understanding of the merger.

Introduction

We are asking our shareholders to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

The Companies

Embrex, Inc.

We are an international agricultural biotechnology company focused on developing patented biological and mechanical products that improve bird health, reduce bird and production costs and provide other economic benefits to the poultry industry. We have developed and commercialized the first in ovo (in the egg) platform delivery system, called the Inovoject® system, which is a proprietary, automated, injection system that eliminates the need for manual vaccination of newly hatched broiler chicks.

We are a North Carolina corporation. Our principal executive offices are located at 1040 Swabia Court, Durham, North Carolina 27703. Our telephone number is (919) 941-5185.

Pfizer Inc.

Pfizer is a research-based, global pharmaceutical company. Pfizer discovers and develops medicines to treat and help prevent diseases for both people and animals.

Pfizer is a Delaware corporation. Its principal executive offices are located at 235 East 42nd Street, New York, New York 10017. Its telephone number is (212) 573-2323.

Eagle Merger Sub Inc.

Merger Sub is a wholly-owned subsidiary of Pfizer. Merger Sub was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

Merger Sub is a North Carolina corporation. Its principal executive offices are located at 235 East 42nd Street, New York, New York 10017. Its telephone number is (212) 573-2323.

Background of the Merger

History of Our Pre-Existing Relationship with Pfizer

In 1997, we established the feasibility of an in ovo biological control method for coccidiosis, which is caused by a protozoan parasite that attacks the gut of the chicken, causing significant problems with intake and digestion of feed and, therefore, the physical and economic performance of the bird. In 1999, we entered into a collaborative research and development agreement with Pfizer to research and develop a live coccidiosis vaccine for in ovo delivery to poultry. During 2000 and 2001, we conducted large-scale field trials, coordinated with two major United States poultry producers, that demonstrated that the in ovo coccidiosis vaccine under development is safe and efficacious, with performance equivalent to the commonly used coccidiostats, which are treatments using compounds incorporated into poultry feed to control coccidiosis. In June of 2001, under a License and Royalty Agreement with Pfizer, or the License and Royalty Agreement, we acquired an exclusive worldwide license from Pfizer to three patent families owned by Pfizer that cover the process of vaccine production and of vaccination in ovo against coccidiosis. Two patents were granted by the European patent office in March and June 2001, and four patents were issued in the United States in December 2002, September 2003 and March 2006. A patent directed to the production method was issued in the United States in January 2006. We made initial payments to Pfizer in 2003 to acquire the license and are obligated to make future royalty payments to Pfizer based on actual product sales. Since then, we have filed patent applications related to additional process improvements in vaccine production.

Background to the Merger

From time to time, management and our board of directors have considered various strategic alternatives to further execution of our business plan and expand our product and service offerings to the poultry industry. In early 2004, we began exploring the feasibility of acquiring the poultry health business of a large animal health company. In connection with our evaluation of that opportunity, we engaged Stephens. We met with the large animal health company sporadically during 2004 and 2005 to explore the possibility of our acquiring its poultry health business. Other structures, such as joint ventures or other combinations, also were discussed in concept. While the parties gained a better understanding of each other’s respective businesses during these discussions, we were unable to make significant progress towards a possible acquisition by us.

In April 2006, Randall L. Marcuson, our President and Chief Executive Officer, met with an executive of the large animal health company to further discuss a possible business combination between Embrex and the poultry health business of the animal health company. At that meeting, after discussing potentially significant synergies of combining the two businesses, the animal health company executive suggested that perhaps his company should consider acquiring Embrex, rather than Embrex pursuing the acquisition of the other company’s poultry health business. Although the executive indicated he had not yet discussed this idea with his colleagues, he indicated that he planned to do so and that he would get back to Mr. Marcuson regarding whether and how such discussions might proceed.

While deciding how to respond should the animal health company executive indicate that his company had an interest in acquiring us, a business development executive from Pfizer’s Animal Health division contacted us to arrange a meeting in May 2006. Pfizer indicated that the purpose of the meeting was strategic, which was not viewed by our management as unusual since the approval of Inovocox® by the United States Department of Agriculture in April 2006 had triggered a $500,000 milestone payment from us to Pfizer under the License and Royalty Agreement described above under “History of Our Pre-Existing Relationship with Pfizer.”

On May 1, 2006, Mr. Marcuson met with the President of Pfizer Animal Health and two Pfizer Animal Health business development officers. At the meeting, Mr. Marcuson delivered the milestone payment and Pfizer discussed generally its position in the animal health market and our position in the poultry animal health market. On May 5, 2006, we received a letter from Pfizer inquiring as to our interest in potentially being acquired by Pfizer. The letter was general in nature and did not include any specific terms on which such an acquisition transaction would be consummated.

On May 10, 2006, our board of directors held a special telephonic meeting to discuss the communication that had been received from Pfizer and to update the board on the sporadic, but ongoing, discussions with the large animal health company. During this meeting, our board of directors discussed the expression of interest from Pfizer and the large animal health company, whether there were other parties that might have a similar interest in acquiring us should our board decide to consider a sale of our company and various other alternatives available to us. At this meeting, representatives of our outside legal counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., or Smith Anderson, advised our board of directors regarding its duties in the context of an unsolicited expression of interest and any potential acquisition transaction. Our board of directors also discussed that it had previously engaged Stephens to assist with the discussions with the large animal health company. Given that a regularly scheduled board meeting was approaching on May 18, the board decided to adjourn the special meeting in favor of discussing alternatives, and the existing arrangement with Stephens, in more detail at the regularly scheduled meeting.

On May 18, 2006, our board of directors held a regularly scheduled meeting, during which the board discussed the existing arrangement with Stephens, including Stephens’ qualifications to serve as financial advisor in connection with a potential business combination transaction by us, and whether the terms of the existing engagement letter with Stephens were adequate for such purpose. Representatives from Stephens answered questions and advised the board with respect to alternative next steps. In addition, representatives of Smith Anderson again reviewed with our board of directors their duties in the context of an unsolicited expression of interest and any potential acquisition transaction. An extended discussion ensued, during which members of our board of directors discussed and asked questions regarding, among other things, alternatives available to our company, the desirability of our company to potential strategic buyers and company forecasts on a stand alone basis. Stephens was asked to prepare further analysis regarding financial aspects of a potential combination transaction should the board decide to explore a potential sale of Embrex. The board agreed that it was not ready at this time to explore a potential sale and that, if it chose to explore a potential sale, the exploration would not be definitive unless and until a satisfactory binding offer was received. Our board also discussed how to respond to the indication of interest letter from Pfizer and agreed that Mr. Marcuson would reply that the board would like to consider Pfizer’s inquiry further, but that in order to do so, we would require Pfizer to enter into a non-disclosure and standstill agreement.

On June 6, 2006, the existing arrangement with Stephens was amended to engage Stephens in connection with any proposed business combination involving us and a third party or group of parties.

On June 7, 2006, our board of directors held a special telephonic meeting to discuss and review strategic initiatives, including among others, remaining independent, joint ventures, alliances, licenses, acquisitions and exploring a sale of our company. After hearing from Stephens and management regarding various valuation information, a discussion ensued regarding our short-term stand alone value, whether a financial buyer would be able to provide competitive indications of interest given the synergies that management and Stephens believed were possible with a strategic buyer and the range of potential synergies with a strategic buyer. Our board of directors acknowledged the highly subjective nature of the process given the differing values that potential buyers might put on each element of the analysis. However, in light of Stephens’ recent activities exploring the prospect of a business combination involving our company and the unsolicited expression of interest from Pfizer and the potential interest of the large animal health company, our board of directors decided that, although it may want to keep our company as an independent, stand alone, public company, it should further explore the possibility of a sale of the company. Our board of directors instructed Stephens to proceed to solicit interest regarding a potential sale of our company from strategic buyers. The decision was made to limit initial solicitations to strategic buyers because it was not expected that a financial buyer would be able to compete on pricing terms given our company’s relatively small niche market and that there were significant potential synergies that could be achieved in a combination with a strategic party, which would allow a strategic buyer to pay more than a financial buyer.

On June 21, 2006, Mr. Marcuson received an unsolicited confidential letter from Pfizer’s Senior Vice President, Corporate Strategic Planning, expressing interest in purchasing our company for $15.00 per share in cash. The closing price of our common stock on June 20, 2006 was $9.93. Through regular communications among the Chairman of our board of directors, Stephens, Smith Anderson, management and various directors, our board of directors discussed the letter from Pfizer, determined that Pfizer’s proposed offer price was inadequate at this time and decided to continue the process Stephens had been instructed to initiate to ascertain other potentially interested buyers.

Between June 7, 2006 and July 31, 2006, Stephens contacted seven potential strategic buyers regarding a transaction with Embrex. Our board of directors discussed the status of the process at its regular July 2006 meeting. Of the seven strategic buyers contacted by Stephens, six were provided with preliminary due diligence information about our company in the form of a confidential information memorandum, subject to non-disclosure and standstill agreements. Of those six parties, two submitted written non-binding preliminary indications of interest to enter into a transaction with us. The two parties were Pfizer and the large animal health company with whom we had been in prior discussions regarding the possible acquisition of its poultry health business. Pfizer reiterated its interest in acquiring our company for $15.00 per share in cash. Each non-binding preliminary indication of interest was received on July 31, 2006.

The two non-binding preliminary indications of interest were discussed by the Chairman of our board of directors, Stephens, Smith Anderson, management and various directors. Both preliminary indications of interest were deemed in this discussion to be of insufficient value to allow the parties to proceed into more detailed due diligence. Stephens delivered this message to both Pfizer and the large animal health company and encouraged each to revisit valuation in light of the significant synergies that could be realized in a combination with Embrex. Pfizer responded with a revised valuation of $16.50 per share. The large animal health company declined to increase its preliminary valuation.

A decision was made to proceed with the extended due diligence process with Pfizer only and for our advisors to confirm with the large animal health company that its preliminary indication of interest was not at a high enough valuation level to enable it access to extended due diligence. Pfizer was invited to conduct further due diligence on us, which included discussions with, and a presentation by, members of our senior management, selected site visits and access to extended due diligence materials regarding our company.

During the week of September 18, 2006, our board of directors discussed the status of matters at its regular meeting. Also, our advisors were contacted by the large animal health company requesting that it be readmitted to the process. Stephens informed the company that the only way to be readmitted was to submit a revised preliminary indication of interest. On September 29, 2006, the large animal health company then submitted a revised non-binding preliminary indication of interest to acquire our company for $19.00 per share, and based on that indication was invited to conduct further due diligence on us, which included discussions with, and a presentation by, members of our senior management, selected site visits and access to extended due diligence materials regarding our company.

Following extensive due diligence and discussions with management, on October 17, 2006, Pfizer submitted a written final non-binding indication of interest to acquire our company at $16.50 per share, and included comments to a draft merger agreement that we provided. On October 18, 2006, the large animal health company indicated that it would not be in position to submit a formal final indication of interest, but orally indicated that if desired, it could submit an indication significantly lower than its prior indication of interest to acquire our company at $19.00 per share.

On October 24, 2006, our board of directors held a special meeting. At the meeting, representatives of Stephens reviewed with our board of directors the process that had been undertaken by management and our advisors in connection with the possible business combination involving our company. Our board of directors also reviewed the final proposals received, including the prices offered and Pfizer’s comments to the draft merger agreement. Representatives of Smith Anderson reviewed with our board of directors their duties in the context of a business combination. Then, representatives of Stephens discussed with our board of directors, among other issues, remaining as an independent, stand alone, public company as compared with proceeding with one of the proposed offers to acquire us. Our board of directors discussed that if it were to conclude that the intrinsic value of our company on a stand alone basis, taking into account future prospects, was greater than the price that one of the two remaining bidders would likely pay for our company, then the best alternative for us would likely be to remain independent and publicly owned while potentially effecting various other strategic alternatives that we could achieve on our own. Representatives of Smith Anderson then reviewed with our board of directors the comments to the draft merger agreement received from Pfizer, structural alternatives and conditions to closing. Following discussion of the price and non-price terms of the proposals, the structure of the transaction and timing considerations, among other issues, our board of directors authorized management, Smith Anderson and Stephens to continue negotiating with both parties in an effort to obtain a best and final price from the interested parties. While those negotiations were ongoing, our board of directors would continue to consider remaining independent and the possible future value and risks should it decide to remain independent. Our board of directors then recessed the meeting until October 25, 2006, at which time it met in executive session to further discuss the terms and conditions of the proposals and provide direction.

Between October 25, 2006 and October 27, 2006, our advisors had meetings with advisors and representatives of the interested parties in an attempt to solicit increased final offers. Through regular communications with Stephens, Smith Anderson and management, our board of directors received an update on the status of negotiations with the interested parties, including that the large animal health company had not indicated a willingness to change its position.

On October 27, 2006, Pfizer informed our advisors that it was willing to increase its final non-binding indication of interest to acquire our company to $17.00 per share in cash, subject to negotiation of a definitive acquisition agreement. Thereafter, after again discussing whether to remain independent or proceed with Pfizer’s offer, our board of directors instructed Stephens and Smith Anderson to proceed to attempt to negotiate a final merger agreement with Pfizer so that the board of directors could consider terms and price.

Between October 27, 2006 and November 14, 2006, our representatives and representatives of Pfizer conducted extensive negotiations of the terms of the merger agreement. The focus of these negotiations, among other things, was on closing certainty provisions, including the conditions to Pfizer’s obligation to close the merger, provisions relating to our ability to entertain unsolicited proposals to acquire our company and the amount of the termination fee.

On November 14, 2006, after concluding extensive negotiations with Pfizer regarding a merger agreement, our board of directors held a special telephonic meeting. At this meeting,

•	representatives of Smith Anderson reviewed with our board of directors their duties in the context of an acquisition transaction of our company;

•	representatives of Smith Anderson also reviewed with our board of directors the terms and conditions of the proposed merger agreement;

•	representatives of Stephens provided a detailed financial analysis of the proposed transaction; and

•	Stephens delivered its oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in Stephens’ written opinion, dated November 14, 2006, the consideration of $17.00 per share in cash to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the “disinterested holders,” (as defined in that written opinion) of such shares. See “The Merger — Opinion of Embrex’s Financial Advisor.”

Our board of directors then discussed with management and legal counsel the next steps to be taken in connection with the execution and announcement of the transaction. After posing questions to legal counsel, and after extensive discussion and deliberation, our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interest of, our company and shareholders and declared the merger to be advisable, (ii) authorized, adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that our shareholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement and directed that such matter be submitted to our shareholders at a special meeting of our shareholders.

The merger agreement was executed by the parties later in the evening on November 14, 2006.

On November 15, 2006, before the opening of the U.S. markets, we and Pfizer issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Board of Directors Recommendation

Reasons for the Merger

On November 14, 2006, our board of directors unanimously adopted resolutions

•	determining that the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of our company and shareholders;

•	approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	declaring the merger to be advisable and recommending that our shareholders adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Our board of directors believes that the merger agreement and the merger are fair to and in the best interests of our company and shareholders. In reaching these conclusions, our board of directors consulted with our management and our legal and financial advisors and considered the short-term and long-term interests and prospects of our company and shareholders.

In reaching the foregoing determinations, our board of directors considered the following material factors that it believed supported its determinations:

•	the fact that, following a full auction process involving as many as seven potential purchasers, including Pfizer, no other party had offered to pay higher consideration than Pfizer had offered, and that, notwithstanding the extensive due diligence review afforded the potential purchasers, no party other than Pfizer had responded with a draft merger agreement or indicated a willingness to enter into a definitive merger agreement with us at a price equal to or higher than that being paid by Pfizer;

•	our current and historical financial condition, results of operations, business and financial prospects and our potential value if we were to remain a publicly owned corporation, which our board of directors believed, based in part upon the related analyses prepared by Stephens, would not be materially greater than and could be materially less than, the consideration to be received by the shareholders in the merger in light of the costs and resources required to implement our business strategy, the increasingly competitive nature of the industry in which we operate and the costs and scrutiny associated with continuing to operate as a public company;

•	the factors constraining the performance of our share price including (i) our limited public float, (ii) the exit of a larger shareholder, (iii) the lack of extensive research coverage, (iv) our low revenue growth rates and (v) our exposure to a cyclical industry and the fact that there does not appear to be any near-term catalyst that would support a meaningful increase in the trading price absent a significant rise in the overall market;

•	the fact that, while it was possible that at some time in the future our common stock could trade in excess of the price offered in the merger, that prospect was highly uncertain and subject to substantial downside risk in light of the fact that, even if the trading price for our common stock were to rise above $17.00 for a period of time, the liquidity and historical trading volume of shares of our common stock would not necessarily permit all shareholders to sell shares at that price, whereas the merger would provide liquidity for all shareholders at $17.00 per share. Accordingly, our board determined that the relative certainty of capturing enhanced value through the merger could be of significant benefit to our shareholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level;

•	the fact that the merger consideration of $17.00 per share in cash represented a premium of 42.6% above the closing price of our common stock on November 14, 2006, the last trading day before the public announcement of the merger agreement, a 45.1% premium above the average closing price for the four weeks prior to such date and a 13.3% increase in Pfizer’s initial unsolicited proposal of $15.00 per share;

•	our board of directors’ conclusion, based on negotiations with Pfizer, discussions with Pfizer’s advisors and the other information available to it, that $17.00 per share represented the highest price that Pfizer would be willing to pay at this time and, in light of the lack of competing proposals at higher valuations, was likely the highest price reasonably attainable for our shareholders in a merger or other acquisition transaction;

•	Stephens’ financial presentation to our board of directors, including Stephens’ opinion, dated November 14, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement to our disinterested shareholders (i.e., holders of our common stock other than our directors and senior officers);

•	the fact that the merger consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders;

•	management’s assessment, after consultation with its financial advisors, that Pfizer will have adequate capital resources to pay the merger consideration and to support our business objectives;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to consummate the merger are likely to be obtained; and

•	the terms and conditions of the merger agreement, which our board of directors believed would not prevent a competing offer for us to surface subsequent to the execution of the merger agreement, particularly:

•	the structure of the transaction as a merger, requiring approval by our shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

•	our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if our board of directors determines in good faith, after consulting with its outside legal counsel and financial advisor, that such proposal constitutes or may reasonably be expected to lead to an acquisition proposal that is more favorable to our shareholders than the merger and the failure to take such action would be contrary to its fiduciary duties to our shareholders under applicable law;

•	our right to terminate the merger agreement in order to accept a superior proposal subject to certain conditions and payment of a termination fee to Pfizer and, in certain circumstances, reimbursement of its expenses; and

•	the other termination fee provisions of the merger agreement, and a comparison of other provisions to comparable transactions, and our board of directors’ assessment, based in part on the advice of advisors, that a termination fee of $5,000,000 and the requirements to reimburse up to $250,000 or $750,000 of Pfizer’s expenses, depending on the reasons for the termination, is within the range of reasonable fees payable in comparable transactions and that the events that can trigger payment of the termination fee are reasonable.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, our shareholders will cease to participate in any of our future earnings growth or benefit from any future increase in our value;

•	the requirement that we pay a substantial termination fee and reimburse Pfizer’s expenses in certain circumstances;

•	certain of our officers (one of whom is a director) may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other shareholders;

•	the limitations imposed by the merger agreement on our conduct during the period prior to closing;

•	the conditions to the closing of the merger, including receipt of applicable regulatory approvals and the risk that the transaction might not close;

•	the uncertainty of the perceptions of our shareholders, customers and employees;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our shareholders;

•	the unavailability of dissenters’ rights under North Carolina law; and

•	the possible disruption to our business that might result from the announcement of the merger and the resulting distraction of the attention of our management.

The foregoing discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of a particular factor, was favorable or unfavorable to its ultimate determination, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of us and our shareholders, has declared the merger to be advisable and has authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Opinion of Embrex’s Financial Advisor

Overview

On June 6, 2006, we retained Stephens to act as our financial advisor to review and analyze strategic alternatives for our company. In its role as financial advisor, Stephens was requested to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by disinterested shareholders in connection with the proposed transactions. For the purpose of Stephens’ opinion the term “disinterested shareholders” means holders of our common stock other than our directors and senior officers. Our board of directors held a meeting to evaluate the proposed merger with Pfizer on November 14, 2006 during which Stephens delivered its opinion, to the effect that, as of November 14, 2006, based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion, that the consideration to be received by disinterested shareholders was fair from a financial point of view.

The full text of Stephens’ written opinion, dated November 14, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this proxy statement. The summary of Stephens’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Stephens’ opinion carefully and in its entirety.

In connection with rendering its opinion, Stephens, among other things:

•	analyzed certain publicly available financial statements and reports regarding our company;

•	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning our company prepared by our management;

•	reviewed the reported prices and trading activity for our common stock;

•	compared the financial performance of our company and the prices and trading activity of our common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed the merger agreement and related documents;

•	discussed with our management the operations of and future business prospects for our company;

•	assisted in deliberations regarding the material terms of the transaction and negotiations with Pfizer; and

•	performed such analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data we provided and its opinion is based upon such information. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, with the recognition that Stephens is rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by our management, Stephens assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Stephens’ opinion is necessarily based upon market, economic and other conditions as they existed and can be evaluated, and on the information made available to it, as of the date of its opinion.

Stephens’ opinion does not address the merits of the underlying decision by Embrex to engage in the transaction and does not constitute a recommendation to any shareholder as to whether such shareholder should vote in favor of the proposed transaction or any other matter related thereto.

Summary of Analysis

The following is a brief summary of some of the sources of information and valuation methodologies employed by Stephens in rendering its opinion. These analyses were presented to our board of directors on November 14, 2006.

This summary includes the financial analyses used by Stephens and deemed to be material, but does not purport to be a complete description of analyses performed by Stephens in arriving at its opinion. Furthermore, factors such as historical performance of our company, background of the merger and initiatives contemplated by management to improve operating and financial performance previously discussed with our board of directors are integral to the opinion rendered by Stephens.

This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Stephens, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Company Analysis

Stephens compared certain publicly available financial and operating data of selected publicly-traded companies engaged in lines of business similar or related to Embrex. The selected comparable companies considered by Stephens were:

•	IDEXX Laboratories Inc.;

•	Alpharma Inc.;

•	Neogen Corp.;

•	Heska Corp.;

•	Ecolab Inc.;

•	Steris Corp.; and

•	Balchem Corp.

Stephens calculated various valuation multiples for these comparable companies based on the most recent publicly available information and estimates from selected research reports. With respect to the selected companies, Stephens calculated:

•	Enterprise Value, which is the market value of common equity on a fully diluted basis, or Equity Value, plus net indebtedness (the book value of indebtedness less cash and marketable securities), as a multiple of estimated calendar year end 2006 and estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT;

The results of these analyses are summarized as follows:

Ratio of Enterprise Value to:	Range:		Median:

CY 2006 EBITDA	6.2x - 15.8	x	11.9x
CY 2007 EBITDA	6.2x - 13.8	x	9.8x

Ratio of Enterprise Value to:	Range:	Median:

CY 2006 EBIT	9.2x - 20.4x	14.9x
CY 2007 EBIT	9.4x - 19.0x	12.4x

No company utilized in the comparable company analysis is identical to Embrex. Accordingly, Stephens’ analysis of comparable companies involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

Based on this data and its understanding of the relative operating and financial performance of the selected comparable companies and of Embrex, Stephens derived an implied value of our common stock of $6.18 to $16.37 per share.

Comparable Transactions Analysis

Stephens reviewed the financial terms, to the extent publicly available, of six transactions involving targets in the agro-bio tech and food safety industries (noted in Stephens’ proprietary database of such transactions) occurring in the last four years. The transactions analyzed by Stephens were:

Announcement Date	Acquirer	Target

August 15, 2006	Monsanto Co.	Delta and Pine Land Co.
December 13, 2005	Virbac SA	Virbac Corporation
February 15, 2005	Ivax Co.	Phoenix Scientific Inc.
January 22, 2005	Monsanto Co.	Seminis Inc.
March 11, 2004	Ecolab Co.	Alcide Co.
July 29, 2003	Euromezzanine Conseil &	CEVA Sante Animale
Industri Kapital

No transaction utilized in the comparable transactions analysis is identical to the transaction contemplated by Embrex. Accordingly, Stephens’ analysis of comparable transactions involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

For each of the target companies in the selected transactions, Stephens calculated a multiple of Enterprise Value to last twelve months, or LTM, Revenue and Enterprise Value to LTM EBITDA of the target company as of the date that the transaction was announced. The following table sets forth the results of this analysis:

Ratio of Enterprise Value of Target Company to:	Range:		Median:

LTM Revenue	1.2x-3.3	x	2.1x

Ratio of Enterprise Value of Target Company to:	Range:	Median:

LTM EBITDA	9.1x - 16.6x	11.3x

Based on this data and its understanding of the relative operating and financial performance of the target companies and of Embrex, Stephens derived an implied value range of our common stock of $11.94 to $14.90 per share.

Discounted Cash Flow Analysis

Stephens performed a discounted cash flow analysis on Embrex using projections developed by management for calendar years 2007 through 2011. Utilizing these projections, Stephens calculated a range of implied price per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows for the years ending December 31, 2007 to December 31, 2011 and a projected terminal value at December 31, 2011. Stephens considered discount rates ranging from 15.0% to 16.0% (based on a weighted average cost of capital analysis) and a terminal value based off a range of implied EBITDA multiples of 9.0x to 11.0x. Utilizing a 15% discount rate and a 11.0x terminal value EBITDA multiple compared with a 16% discount rate and a 9.0x terminal value EBITDA multiple, Stephens derived an implied value range of our common stock of $10.94 to $13.85 per share.

Leveraged Buyout Analysis

Stephens performed a leveraged buyout analysis on Embrex using projections developed by management for calendar years 2007 through 2011. This analysis calculates current values for Embrex based on the value that a hypothetical new equity investor would be willing to pay for Embrex on a stand-alone basis in order to generate acceptable internal rates of return on investment. Based on a range of target rates of return of 22.5% to 27.5% for the hypothetical equity investor, leverage of approximately 6.0x estimated pro forma fiscal year 2006 EBITDA (pro forma to include annual savings of public company expenses) and a five-year EBITDA exit multiple of 9.0x-11.0x, the analysis yielded values for our common stock of $11.88 to $14.62 per share.

Premiums Paid Analysis

Stephens reviewed 133 comparable transactions since January 1, 2006 involving publicly-traded companies with Enterprise Values between $50 million and $500 million. Stephens calculated the premium paid over the target’s share price on one week and four weeks prior to announcement of the transaction. The following table presents the mean and median premiums paid for these transactions:

Premiums Paid to Target Stock Price:	Mean:	Median:

1 Week Prior to Announcement	27.4%	24.4%
4 Weeks Prior to Announcement	29.0%	26.7%

Based upon the premiums shown above, Stephens derived implied value ranges of our common stock of $14.06 to $16.40 per share based upon the closing price per share of our common stock 30 days prior to the meeting of the board of directors held on November 14, 2006.

Fairness Opinion Methodology

In arriving at its opinion, Stephens did not ascribe a specific range of value to the common stock, but rather made its determination as to the fairness, from a financial point of view, to disinterested shareholders of the consideration being offered to such shareholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. It should be noted, however, that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Neither we, Stephens nor any other person assumes responsibility if future results are materially different from those discussed.

The consideration to be received by our shareholders pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Embrex and Pfizer, and were approved by our board of directors. Stephens participated in discussions with our board of directors and Pfizer during such negotiations. However, Stephens did not recommend any specific consideration to our board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Stephens’ opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its decision to approve the merger. Consequently, the Stephens analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the value of our company or of whether our board of directors would have been willing to agree to a different consideration.

Fees Payable to Stephens

Pursuant to a letter agreement between Stephens and Embrex, we have agreed to pay Stephens an advisory fee of approximately 1.1% of the value of all consideration to be received by our shareholders in connection with the merger. A substantial portion of the advisory fee will be payable to Stephens only if the merger is completed, with the remaining amount of the advisory fee paid to Stephens in connection with rendering the fairness opinion. This agreement also provides for reimbursement of Stephens’ out-of-pocket expenses, including reasonable fees and expenses for its legal counsel. In addition, we have agreed to indemnify Stephens for certain liabilities or expenses related to, or arising out of, its engagement.

As part of Stephens’ investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is familiar with our company and regularly provides investment banking services to companies in the life science industry and issues periodic research reports regarding the prospects of our industry as a whole. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, as principal or for the accounts of customers, in debt or equity securities or options on our securities.

Interests of Embrex’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

These interests are described below, to the extent material, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our shareholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the transactions contemplated by the merger agreement and recommending that our shareholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Change in Control Severance Agreements

The following executive officers have entered into change in control severance agreements with us:

•	Randall L. Marcuson, our President and Chief Executive Officer

•	Don T. Seaquist, our Vice President, Finance and Administration

•	David M. Baines, our Vice President, Global Sales & Marketing

•	Joseph P. O’Dowd, our Vice President, Global Product Development & Supply and Research & Development

•	Ronald Bryant, our Vice President, Sales & Service, North America and Latin America

The merger will be a change in control under the change in control severance agreements.

If an executive is terminated for reasons other than for cause, death or disability or terminates his employment for good reason within two years following the change in control, he will be entitled to:

•	all accrued compensation and any pro rata bonuses earned up to his termination date;

•	a severance payment equal to 2.9 times the amount of the employee’s most recent annual compensation, including the amount of his most recent annual bonus, to be paid in 34 equal monthly installments, beginning one month after the termination date;

•	continued provision for two years after the termination date of life insurance, health, accidental death and dismemberment, disability and other benefit programs in which the employee is entitled to participate immediately prior to his termination date; and

•	a lump sum payment of any amounts contributed to our tax-qualified pension or retirement plans to which the employee is entitled under the terms of those plans.

“Cause” is defined as:

•	the employee’s willful and continued failure to perform substantially his duties with us (other than due to his disability) for a significant period of time, following delivery of a demand from our board (or a board committee) specifically identifying how the employee has failed to perform his duties; or

•	the employee’s willful engagement in gross misconduct materially and demonstrably injurious to us.

“Good reason” is defined as, following a change in control, any of the following events:

•	an adverse change, in the reasonable judgment of the employee, in the employee’s status, title, position or responsibilities;

•	the assignment of duties or responsibilities that are, in the reasonable judgment of the employee, inconsistent with his status, title, position or responsibilities;

•	the removal of the employee from or failure to reappoint him to any such position, status or title, except in connection with termination for disability, death or cause or termination by the employee other than for good reason;

•	reduction in the employee’s base salary;

•	our requiring the employee to be based at a location outside a 30-mile radius from Durham, North Carolina (except for reasonable travel consistent with travel requirements prior to the change in control);

•	our failure to continue in effect any compensation, welfare or benefit plan in which the employee participates at the time of the change in control without substituting plans providing the employee with similar or greater benefits;

•	any company action that would adversely affect the employee’s participation in or materially reduce his benefits under such plans or deprive him of any material fringe benefit enjoyed by the employee at the time of the change in control;

•	any purported involuntary termination for cause or disability without grounds;

•	insolvency or the filing of a petition for bankruptcy for us;

•	our material breach of the agreement; and

•	our failure to obtain an agreement, satisfactory to the employee, from our successor or assign to assume and perform the agreement.

Severance payments to Messrs. Marcuson, Seaquist, O’Dowd and Bryant may be delayed for a period of six months if necessary to comply with certain provisions of the Internal Revenue Code.

In connection with the severance payments and benefits described above, Messrs. Marcuson, Seaquist and O’Dowd and Dr. Baines are also entitled to an additional payment, a “gross-up payment,” in the event that any payment or benefit provided to them would trigger excise taxes under Section 4999 of the Internal Revenue Code. The gross-up payment would be intended to put the executive in the same after-tax position as he would be had the excise taxes under Section 4999 of the Internal Revenue Code not been triggered.

These officers also are entitled to receive an income tax reimbursement payment on any federal and state income taxes, but no additional gross-up, triggered as a result of the employee’s receipt of the cash severance award and the continued welfare benefits.

In the event that payment of the severance payments and benefits described above to Mr. Bryant would trigger excise taxes under Section 4999 of the Internal Revenue Code, such payments shall be reduced to whichever of the following alternatives would provide him the greatest after-tax benefits: (i) the maximum amount that would not cause the payments to trigger excise taxes or (ii) the amount, up to the total of the payments, that, after taking into account all applicable taxes, including the excise tax, would result in Mr. Bryant’s receipt, on an after-tax basis, of a larger portion of the payments, even if a portion of the payments is subject to the excise tax.

In consideration of our commitments under these change in control severance agreements, each officer is subject to a covenant not to compete for a two-year period following his separation from service with us, regardless of the circumstances of the separation. During that two-year period, a former officer may not, within certain restricted geographical areas:

•	solicit from or do business in competition with our business with current customers as well as with certain former or prospective customers;

•	solicit for employment any person employed by us within the last year of the former officer’s employment; or

•	become employed (or otherwise engaged) in any capacity connected with competitive business activities by any person or entity that engages in the same, similar or otherwise competitive business as us.

In addition, the former officer shall not, directly or indirectly, take action which is primarily intended to be materially detrimental to our goodwill, name, business relations, prospects and operations.

Acceleration of Outstanding Equity Compensation

Each stock option to purchase our common stock that is outstanding immediately prior to the effective time of the merger (including those held by our directors and executive officers) will become fully vested at that time. Each such option will automatically be converted into cash in the amount, if any, by which $17.00 exceeds the exercise price of the option multiplied by the number of shares of our common stock subject to the option immediately prior to the effective time of the merger. Each restricted stock unit that has vested by its terms at the effective time of the merger (including those held by our directors and executive officers) will be automatically converted into cash in the amount of $17.00 multiplied by the number of shares of common stock underlying the restricted stock unit. Shares of restricted stock that vest, by their terms, at the effective time of the merger will be converted into the right to receive the merger consideration, like any other outstanding share of our common stock.

As of November 29, 2006, the following current and former executive officers and directors would be entitled to receive the following amounts in connection with the cancellation of outstanding stock options and restricted stock units and the conversion of restricted stock in the merger, in each case giving effect to the acceleration of vesting described above at the effective time of the merger: Randall L. Marcuson ($2,213,105),

Don T. Seaquist ($741,464), David M. Baines ($797,163), Joseph P. O’Dowd ($620,103, which includes the value of options held by Mr. O’Dowd’s spouse), Ronald Bryant ($418,416), Catherine A. Ricks ($723,260), C. Daniel Blackshear ($261,098), David L. Castaldi ($98,750), Peter J. Holzer ($259,223), Ganesh Kishore ($91,410) and John E. Klein ($101,160).

In addition, executive officers who participate in our employee stock purchase plans may acquire additional shares of common stock through the plan at a discounted price in accordance with the terms of the plan, and such shares would be converted into the cash merger consideration at the effective time of the merger just like other shares of our outstanding common stock.

Employee Benefits

To the extent our executive officers remain employed by us after the closing of the merger, they will be entitled to certain of the employee benefits Pfizer has agreed to provide under the terms of the merger agreement. See “The Merger Agreement — Employee Benefits Matters.”

Indemnification and Insurance

The merger agreement provides for the continuation of certain rights of indemnification, limitations of liability and insurance coverage for our current and former directors, officers, employees, agents and representatives after the merger. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”

Dissenters’ Rights

Because you would receive only cash for your shares in the merger and our common stock is listed on The Nasdaq Global Market, you are not entitled to dissenters’ rights under North Carolina law.

Delisting and Deregistration of Embrex Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Accounting Treatment

Pfizer will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Material U.S. Federal Income Tax Consequences of the Merger

This section discusses certain material U.S. federal income tax consequences of the merger to our shareholders whose shares of our common stock are surrendered in the merger. The discussion applies only to our shareholders that hold our common stock as capital assets at the time of the merger, and the discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders that are subject to special rules or that may be important in light of such shareholders’ individual circumstances, such as:

•	shareholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, traders, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holders of options, warrants or similar rights to acquire our stock;

•	partnerships, limited liability companies or other pass-through entities, or investors in such entities;

•	retirement plans and tax-exempt organizations;

•	shareholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	shareholders that are nonresident alien individuals, U.S. expatriates, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	shareholders who hold shares of our stock as qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; or

•	shareholders who hold shares of our stock that are Section 1244 stock as described in the Internal Revenue Code.

We have not obtained a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the matters discussed herein. The summary is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth herein.

The discussion below is based upon U.S. federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our shareholders and does not address the tax consequences of transactions effected before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger).

You are urged to consult your own tax advisors as to specific tax consequences of the merger to you, including the applicable U.S. federal, state, local and foreign tax consequences of the merger.

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. An Embrex shareholder who exchanges shares of our common stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received by such shareholder and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Shareholders that hold separate blocks of stock should consult their tax advisors with respect to these rules. Gain or loss will be long-term capital gain or loss provided that such shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Generally long-term capital gains of individuals are subject to U.S. federal income tax at a maximum rate of 15%. If an individual shareholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to U.S. federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Cash consideration received by our non-corporate shareholders may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Corporations generally are exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided the shareholder furnishes specified required information to the Internal Revenue Service.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, tax advice to any particular holder of shares of our common stock. This summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to our shareholders. You are strongly urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances, including the application and effect of the alternative minimum tax.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, or the Hart-Scott-Rodino Act, certain transactions, including the merger, may not be completed unless certain notification, filing and waiting period requirements have been satisfied. Pfizer and we intend to file a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission as promptly as practicable. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

In addition, we and Pfizer must make applicable competition filings in foreign jurisdictions, including filings in Brazil and Italy.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. Shareholders should read carefully the entire merger agreement, which is attached as Annex A to this proxy statement.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with North Carolina law, at the effective time of the merger, Merger Sub will merge with and into us and we will survive the merger as a wholly-owned subsidiary of Pfizer.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the North Carolina Secretary of State or at such later time as is agreed upon by Pfizer and us and specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable on or after the closing date, which will not be later than the fifth business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than shares owned by us and shares held by Pfizer and Merger Sub, will be converted into the right to receive $17.00 in cash, without interest and less applicable withholding taxes. Shares owned by us and shares held by Pfizer and Merger Sub will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of any shares of our common stock will cease to have any rights as an Embrex shareholder, except the right to receive $17.00 per share in cash, without interest and less applicable withholding taxes. The price of $17.00 per share was determined through arm’s-length negotiations between Pfizer and us.

Articles of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the effective time of the merger:

•	the articles of incorporation of Merger Sub in effect immediately before the effective time will be the articles of incorporation of the surviving corporation, provided that the name of the surviving corporation will be Embrex, Inc.;

•	the bylaws of Merger Sub in effect immediately before the effective time will be the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately before the effective time will continue as the directors of the surviving corporation; and

•	except as Merger Sub may otherwise notify us in writing prior to the effective time, the officers of our company immediately before the effective time will be the initial officers of the surviving corporation.

Effect on Awards under Embrex’s Stock Plans

Stock Options

All options outstanding immediately prior to the effective time of the merger will become fully vested and exercisable. Each option to purchase our common stock which has an exercise price of less than $17.00 per share that is outstanding at the effective time of the merger (whether vested or unvested) will be canceled and the holder will be entitled to receive a cash payment in an amount equal to the difference between $17.00 and the exercise price of the option multiplied by the number of shares of our common stock subject to the option immediately prior to the effective time of the merger, without interest and less applicable withholding taxes.

ESPPs

Our employee stock purchase plans, or ESPPs, will be terminated as soon as practicable following approval of the merger by our shareholders but no later than the effective time of the merger. The current purchase period under the ESPPs will be shortened so that it ends on approval of the merger by our shareholders. In addition, no participant in the ESPPs is permitted to increase the current level of his or her payroll deductions under, and no employee is permitted to enroll in, the ESPPs from or after the date of the merger agreement. Amounts remaining in the ESPP accounts after the purchase of shares following the close of the shortened purchase period will be refunded to participants.

Restricted Stock

Each outstanding share of restricted stock that has vested by its terms at the effective time of the merger will be treated in the same manner as other outstanding shares of our common stock. Any share of restricted stock that is unvested at the effective time of the merger (or that does not vest as a result of the merger) will be forfeited by the holder at the effective time of the merger.

Restricted Stock Units

Each restricted stock unit that has vested by its terms at the effective time of the merger will be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to $17.00 multiplied by the number of shares of common stock underlying the restricted stock unit. Any restricted stock unit that is unvested at the effective time of the merger (or that does not vest as a result of the merger) will be forfeited by the holder at the effective time of the merger.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $17.00 per share in cash, without interest and less applicable withholding taxes, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, an exchange agent selected by Pfizer and reasonably acceptable to us will send a letter of transmittal to each person who was a holder of record of our common stock immediately prior to the effective time of the merger. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. Please do not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, each holder of a certificate previously representing shares of our common stock will be entitled to receive from the exchange agent, on behalf of Pfizer, $17.00 in cash for each share of our common stock, without interest and less applicable withholding taxes.

In the event the merger consideration for shares of our common stock is to be paid to a person other than the person in whose name the surrendered certificate is registered:

•	the certificate must be properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment must pay any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establish to the satisfaction of the surviving corporation or the exchange agent that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon conversion of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

If any certificate representing shares of our common stock has been lost, stolen or destroyed, the exchange agent will pay the merger consideration with respect to each share of our common stock formerly represented by that certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Pfizer may require as indemnity against any claim that may be made with respect to the certificate.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Pfizer and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and are intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, Pfizer or Merger Sub, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between the parties to the merger agreement and are qualified by the information included in the confidential disclosure schedules.

We have made a number of representations and warranties to Pfizer and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•	our and our subsidiaries’ capital structure;

•	the absence of investments, other than ownership of our subsidaries;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, the due authorization, execution and delivery of the merger agreement and the enforceability of the merger agreement against us;

•	the approval of the merger agreement and the merger by our board of directors;

•	the required vote of our shareholders;

•	consents, waivers and approvals required under certain contracts in connection with the consummation of the merger;

•	consents, approvals, waivers and authorizations of, reports and filings with, and notices to governmental authorities required in connection with our entering into and performing the merger agreement or the consummation of the merger;

•	the absence of violation of our charter documents, certain contracts or any government order or law as a result of entering into the merger agreement and consummation of the merger;

•	the filing of required reports and other documents with the SEC, compliance of such reports and documents with applicable requirements of federal securities laws, rules and regulations and the accuracy and completeness of such reports and documents, including the content of our financial statements contained in such reports and documents;

•	the maintenance and effectiveness of disclosure controls and procedures required by the Securities Exchange Act of 1934, as amended;

•	the preparation of our financial reports in compliance with generally accepted accounting principles in the United States, or GAAP, the maintenance of sufficient accounting controls and the absence of qualifications or exceptions in our certifications required by Section 906 of the Sarbanes-Oxley Act of 2002;

•	the conduct of our and our subsidiaries’ businesses in the ordinary course since December 31, 2005;

•	the absence of any effect, event, development, change, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect since December 31, 2005;

•	the absence of any action taken by us or any of our subsidiaries since December 31, 2005 that, if taken during the period from the date of the merger agreement through the effective time of the merger, would require the consent of Pfizer under the pre-closing restrictive covenants of the merger agreement;

•	certain outstanding, pending and threatened litigation;

•	certain matters relating to our and our subsidiaries’ employee benefit plans and agreements and the Employee Retirement Income Security Act of 1974, as amended;

•	certain matters relating to labor and employment;

•	our and our subsidiaries’ owned real property and leased property;

•	our and our subsidiaries’ intellectual property;

•	our insurance policies;

•	certain environmental matters;

•	our and our subsidiaries’ contracts with third parties;

•	our compliance with regulatory requirements, including those of the United States Department of Agriculture;

•	our compliance with all applicable laws, permits, licenses, approvals and other authorizations from applicable governmental entities;

•	certain tax matters;

•	our shareholder rights agreement and its inapplicability to the merger;

•	the inapplicability of certain state anti-takeover statutes;

•	other than Stephens, the absence of our engagement of, and payment of fees to, brokers, finders and investment bankers and fees payable by us to other advisors in connection with the merger;

•	the receipt by our board of directors of a fairness opinion from Stephens;

•	our compliance with the Foreign Corrupt Practices Act;

•	the absence of transactions with affiliates within the past 12 months;

•	the absence of termination, or notice or intent to terminate, by certain third parties who have a material commercial relationship with us; and

•	the sufficiency of our inventory of bursal disease antiserum and Newcastle disease antiserum.

Some of our representations and warranties are qualified by “materiality” or a “material adverse effect.” A material adverse effect means a change, circumstance, event or effect that:

•	is materially adverse to our and our subsidiaries’ business, operations, assets, properties, liabilities, financial condition or results of operations, taken as a whole; or

•	prevents or materially impedes, interferes with, hinders or delays (to a date beyond May 14, 2007) our consummation of the merger or the other transactions contemplated by the merger agreement.

A material adverse effect does not include any change, circumstance, event or effect arising out of or resulting from:

•	conditions generally affecting the U.S. economy or generally affecting one or more industries in which we and/or any of our subsidiaries operates, but only to the extent that the impact of such conditions on us and our subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which we and/or our subsidiaries conduct our business;

•	our failure to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement, provided that the facts, causes and circumstances underlying such failure may be considered a material adverse effect;

•	terrorism or the engagement by the United States in hostilities or acts of war, but only to the extent that the impact on us and our subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which we and our subsidiaries conduct our business;

•	changes in GAAP; or

•	announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, the merger agreement and the transactions contemplated by the merger agreement.

Pfizer and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	Pfizer’s ownership of Merger Sub;

•	their corporate power and authority to enter into the merger agreement and consummate the merger, the due execution and delivery of the merger agreement and the enforceability of the merger agreement against them;

•	the absence of violation of their charter documents, certain contracts or any governmental order or law as a result of entering into the merger agreement and consummation of the merger;

•	consents, approvals, waivers and authorizations of, reports and filings with, and notices to governmental authorities required in connection with their entering into and performing the merger agreement; and

•	their engagement of, and payment of fees to, brokers, finders and investment bankers and fees payable by them to other advisors in connection with the merger.

The representations and warranties of each of the parties to the merger agreement will terminate at the effective time of the merger or the termination of the merger agreement, except that nothing in the merger agreement shall relieve any party for breach of any representations or warranties.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that between the date of the merger agreement and the effective time of the merger, subject to certain exceptions, (i) we will conduct our and our subsidiaries’ businesses in the ordinary course consistent with past practice and in compliance with applicable law and (ii) we will, and will cause our subsidiaries to, use commercially reasonable efforts to preserve intact our current business organizations, to keep available the services of our current officers and employees and to preserve our relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with us.

In addition, we have agreed, with specified exceptions, that we will not, and will cause our subsidiaries not to, without the prior written consent of Pfizer (not to be unreasonably withheld):

•	amend our or our subsidiaries’ charter documents or our shareholder rights agreement;

•	authorize, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, our or our subsidiaries’ capital stock or other securities, including any securities convertible into or exchangeable for shares of our or our subsidiaries’ stock, except for (i) the issuance of shares upon the exercise of stock options outstanding on the date of the merger agreement in accordance with their present terms, and (ii) the issuance of shares pursuant to our employee stock purchase plans with respect to offerings that commenced prior to the date of the merger agreement;

•	split, combine or reclassify any shares of our capital stock or declare, pay or set aside any dividend or other distribution in respect of our capital stock, other than dividends or distributions to us or one of our subsidiaries;

•	redeem, purchase or otherwise acquire or offer to acquire any shares of our capital stock or other securities;

•	create, incur or assume any debt or materially amend or alter the terms of any debt documents outstanding as of the date of the merger agreement;

•	cancel any material indebtedness owed to us or any of our subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection;

•	make any capital expenditures or capital commitments (other than capital expenditures or capital commitments that are contemplated by our capital budget for the fiscal year ending December 31, 2006);

•	make any loans, advances or capital contributions to, or investments in, any other person (other than (i) to us or to one of our subsidiaries or (ii) customary travel, relocation or business advances to employees);

•	acquire any stock or assets of, or merge or consolidate with, any other person other than in the ordinary course of business in amounts that are not material;

•	voluntarily incur any liability or obligation material to us and our subsidiaries individually or taken as a whole;

•	sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to us and our subsidiaries individually or taken as a whole;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization of us or any of our subsidiaries other than the merger;

•	other than pursuant to the terms of agreements in effect on the date of the merger agreement, increase in any manner the compensation of any of our officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director or employee;

•	other than pursuant to the terms of agreements in effect on the date of the merger agreement, grant any bonus or special compensation to any director, officer or employee other than bonuses for 2006 that are granted in the ordinary course consistent with past practice, including the time of payment of such bonuses;

•	settle or compromise any material pending or threatened suit, action or claim;

•	permit any material insurance policy naming us as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

•	amend our shareholder rights agreement so that the execution of the merger agreement or the consummation of the merger would result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the rights agreement, or result in Pfizer or Merger Sub or any of their respective affiliates being an “Acquiring Person” under the rights agreement;

•	adopt any new shareholder rights or similar plans;

•	make or change an election in respect of taxes, amend a tax return, adopt or change an accounting method in respect of taxes, settle or otherwise compromise any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, in each case, to the extent such action could reasonably be expected to materially affect us or any subsidiary in a taxable period ending after the closing date of the merger;

•	enter into new leases or fail to extend leases existing as of the date of the merger agreement on the same or comparable terms and conditions;

•	enter into agreements with any third party that can be terminated by such third party upon a change in control of us or that may not be assigned to an affiliate without the consent of such third party;

•	create any new subsidiaries;

•	make any change in accounting methods, principles or practices materially affecting our consolidated assets, liabilities or results of operations, other than as required by GAAP or applicable law;

•	fail to take any action, pay any fee or make any filing necessary to maintain intellectual property rights or other intangible interests material to the operation of our or any subsidiary’s business;

•	grant any party any license or other rights or interest in any of our intellectual property rights, including but not limited to any manufacturing, distributor or licensing agreements;

•	terminate, supplement or amend certain of our or our subsidiaries’ contracts or enter into certain types of contracts;

•	take any action that results in state anti-takeover statutes becoming applicable to the merger, or any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law becoming applicable to the merger, the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	enter into any joint venture, partnership or other similar arrangement;

•	terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which we or any of our subsidiaries or any of our or our subsidiaries’ officers, directors, employees, agents or representatives is a party, or fail to enforce the provisions of any such agreement; or

•	agree in writing or otherwise to take any of the actions described above.

Limitations on Considering Other Acquisition Proposals

Upon execution of the merger agreement, we and our subsidiaries agreed to immediately cease, and to cause our and our subsidiaries’ officers, directors, employees, agents and representatives to immediately cease, any existing activities, discussions or negotiations with any parties that may be ongoing with respect to, or would reasonably be expected to result in, an acquisition proposal and agreed not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries, proposals, offers, discussions or negotiations regarding, or the submission of, any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or (iii) enter into any letter of intent or agreement relating to an acquisition proposal.

Notwithstanding the foregoing, if at any time prior to approval of the merger by our shareholders, in response to an unsolicited bona fide written acquisition proposal received after the date of the merger agreement and not, directly or indirectly, the result of our breach of the limitations described above, our board of directors determines in good faith, after consulting with its outside counsel and financial advisor, that such acquisition proposal constitutes or may reasonably be expected to lead to a superior proposal and that the failure to take the following actions would be contrary to its fiduciary duties to our shareholders, we may (i) furnish information to the person who made such acquisition proposal pursuant to a confidentiality agreement the terms of which are no less stringent than the confidentiality agreement entered into with Pfizer and (ii) participate in negotiations regarding such acquisition proposal.

We have agreed to notify Pfizer as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by us or any of our subsidiaries, or any of our or our subsidiaries’ officers, directors, employees, agents or representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any acquisition proposal, specifying the material terms and conditions of the inquiry, proposal, offer or request and the identity of the party making such inquiry, proposal, offer or request. We have also agreed to keep Pfizer reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests (with our agreement that we will not, and will cause our subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement that prohibits us from providing such information to Pfizer), and promptly (and in any event within 24 hours) to provide to Pfizer a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials subsequently provided by us or any of our subsidiaries in connection with such inquiry, proposal, offer or request that was not previously provided to Pfizer.

The term “acquisition proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of 15% or more of our and our subsidiaries’ assets (taken as a whole) or 15% or more of any class of our equity securities pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to us, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of 15% or more of our and our subsidiaries’ assets (taken as a whole), or 15% or more of our equity.

In addition, except as provided below, our board of directors has agreed not to:

•	withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of the merger agreement or the transactions contemplated thereby, including the merger;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

Notwithstanding the foregoing, in the event that prior to approval of the merger by our shareholders and upon having received an unsolicited bona fide written acquisition proposal that is not, directly or indirectly, the result of our breach of the limitations described above, if our board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that such acquisition proposal is a superior proposal, and determines in good faith, after consultation with its outside counsel, that the failure to do so would be contrary to its fiduciary duties to our shareholders, our board of directors may, after providing 72-hour prior written notice to Pfizer, withdraw or modify its approval or recommendation of the merger agreement or the merger or approve or recommend a superior proposal.

A “superior proposal” is defined in the merger agreement to mean an unsolicited bona fide proposal in writing to acquire all or substantially all of our company’s assets, or at least 50% of our company’s capital stock and on financial terms which our board of directors determines in its good faith judgment (after consultation with its financial advisors) to be more favorable to our shareholders, from a financial point of view, than the merger (taking into account any factors relating to such proposed transaction deemed relevant by our board of directors, including, without limitation, the financing thereof and all other conditions thereto).

Our board of directors may take and disclose to our shareholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, or make such disclosure to our shareholders as, in its good faith judgment, after consultation with outside counsel, is required under applicable law.

Shareholders Meeting

The merger agreement provides that, as promptly as practicable, we will call and hold a special meeting of our shareholders to consider and approve the merger and will use our best efforts to hold such special meeting as promptly as practicable after the date on which the SEC clears our proxy statement. Subject to the non-solicitation provisions described above, we will, through our board of directors, recommend that our shareholders vote in favor of the adoption of the merger agreement, include such recommendation in the proxy statement and use reasonable efforts to solicit from our shareholders proxies in favor of the adoption of the merger agreement. We will keep Pfizer updated with respect to proxy solicitation results as reasonably requested by Pfizer.

Access to Information; Confidentiality

Prior to the effective time of the merger, we have agreed to afford, and to use commercially reasonable efforts to cause our subsidiaries to afford, to Pfizer and its accountants, counsel (including without limitation foreign counsel), financial advisors and other representatives, during normal business hours and upon reasonable notice, access to all of our and our subsidiaries’ respective properties, books, contracts, commitments, records and personnel, material suppliers, contractors, customers and distributors, and to furnish such information concerning our and our subsidiaries’ businesses, properties and personnel as Pfizer reasonably requests; provided, however, such access does not unreasonably disrupt our or our subsidiaries’ respective operations. All nonpublic information provided to, or obtained by, Pfizer or Merger Sub in connection with the transactions contemplated by the merger agreement will be covered by the confidentiality agreement previously entered into by us and Pfizer.

We are not required to provide any information which we reasonably believe, after consulting with outside counsel, we may not provide to Pfizer by reason of applicable law. No investigation or review of information will affect any of the representations and warranties of the parties contained in the merger agreement or the conditions to the obligations of the parties under the merger agreement.

Public Announcements

We and Pfizer have agreed to use commercially reasonable efforts to develop a joint communications plan and to ensure that all press releases and other public statements with respect to the transactions contemplated by the merger agreement will be consistent with such plan. We and Pfizer will obtain the other party’s prior consent to issue any press release or other public statement or disclosure concerning the merger agreement or the transactions contemplated by the merger agreement.

Approvals and Consents; Reasonable Best Efforts; Cooperation

The parties to the merger agreement have agreed to promptly apply for and use their reasonable best efforts to obtain all consents, approvals, authorizations and clearances of any government entity and third party necessary to complete the merger. The parties also have agreed to provide any information and communications requested by governmental entities and to assist and cooperate with one another to obtain any reasonably necessary permits or clearances of governmental entities and to prepare any document or other information reasonably required by such governmental entities.

The parties to the merger agreement have agreed to use their reasonable best efforts and to do all things necessary, proper or advisable under applicable laws or otherwise to consummate the merger as promptly as practicable, including:

•	filing as soon as practicable a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other form or report required by any other governmental entity relating to antitrust, competition or trade regulation matters;

•	promptly applying for, diligently pursuing through to completion and using reasonable best efforts to obtain all consents, approvals, authorizations, permits and clearances of any governmental entities and third parties required to consummate the merger;

•	providing information and communications to governmental entities as they may reasonably request;

•	effecting all necessary registrations, filings and submissions;

•	assisting and cooperating with each other to obtain all permits and clearances of governmental entities that are necessary, and preparing any document or other information reasonably required to consummate the merger;

•	executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the merger and fully carry out the purposes of the merger agreement; and

•	not taking any action that would reasonably be expected to materially adversely affect or materially delay the consummation of the merger.

In addition, each of the parties has agreed to:

•	respond as promptly as practicable to any reasonable inquiries or requests received from any governmental entity for additional information or documentation;

•	promptly notify the other parties of any written communication from any governmental entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any governmental authority (and consider in good faith the views of the other parties in connection with such communication); and

•	furnish the other parties with copies of all material correspondence, filings and communications between them and any governmental entity with respect to the merger agreement and the merger.

However, no party is obligated to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

“Reasonable best efforts” does not include nor require Pfizer or any of its subsidiaries to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner, or (iii) make any effort to have lifted any injunction, order or decree of a court or other governmental entity of competent jurisdiction or other legal bar to consummation of the merger.

We also have agreed to use our best efforts to renew our BDA Production and Supply Agreement with Charles River Laboratories, Inc., dated January 29, 2004, for at least an additional twelve-month term.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of our current or former directors, officers, employees, agents or representatives as provided in our or our subsidiaries’ respective charter documents will be assumed by the surviving corporation in the merger, without further action, at the effective time of the merger, and will survive the merger, and continue in full force and effect in accordance with their terms.

The merger agreement further provides that for six years after the effective time of the merger, Pfizer will cause the surviving corporation to:

•	maintain in effect in its charter documents provisions regarding elimination of liability of directors, indemnification of officers, directors and employees that are no less advantageous to the current or former directors, officers, or employees, agents or representatives of our company or our subsidiaries as those currently contained in our charter documents; and

•	maintain the directors’ and officers’ liability insurance policies currently maintained by us covering claims arising from facts or events that occurred on or prior to the effective time of the merger (or substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous, so long as there are no gaps or lapses of coverage with respect to matters that occurred prior to the effective time of the merger).

However, in no event will the surviving corporation be required to pay annual premiums in excess of 250% of the annual premium currently paid by us for our coverage, and, to the extent the annual premium would exceed 250% of the annual premium we pay currently for our coverage, the surviving corporation will be obligated to provide such coverage as is available for 250% of our current annual premium. In addition, Pfizer may satisfy the surviving corporation’s obligations set forth above by purchasing, or causing the surviving corporation to purchase, promptly after closing, a six-year “tail” policy on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance we currently maintain.

Employee Benefits Matters

Following the effective time of the merger, Pfizer has agreed to comply with the terms of, and honor and satisfy all liabilities with respect to, or cause the surviving corporation to comply with the terms of, and honor and satisfy all liabilities with respect to, all of our benefit plans. However, neither Pfizer nor the surviving corporation will be required to continue any particular benefit plan or prevent the amendment or termination of a benefit plan. Until the first anniversary of the effective time of the merger, Pfizer has agreed to provide our employees who are employees at the effective time of the merger with employee benefits (excluding equity compensation, severance and any payments or other benefits made by reason of the transactions contemplated by the merger agreement) that are not less favorable in the aggregate than the employee benefits provided to such persons immediately prior to the effective time of the merger.

Following the effective time of the merger, to the extent permitted by law, each employee will receive full credit for all years of service with us for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits) for employee benefit plan purposes.

Following the effective time of the merger, Pfizer and the surviving corporation will:

•	use reasonable best efforts to cause our employees who participate in any medical, dental or vision-type benefit plan that is intended to replace one of our benefit plans of the same type to

•	be eligible to participate in such plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied or such restriction applies under any of our benefit plans in which the participant participates or is otherwise eligible to participate), and

•	receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits for the applicable plan year; and

•	provide each of our employees credit, for purposes of Pfizer’s and the surviving corporation’s vacation and/or other paid leave benefits programs, for such employee’s accrued and unpaid vacation and/or paid leave balance as of the effective time.

Notwithstanding the foregoing, none of the provisions contained in the merger agreement will operate to duplicate any benefit provided to any employee or the funding of any such benefit or create in any employee any rights to employment or continued employment with Pfizer, the surviving corporation or their respective subsidiaries.

Notification of Certain Matters

We have agreed to give prompt notice to Pfizer and Merger Sub, and Pfizer or Merger Sub, as the case may be, will give prompt notice to us, of the occurrence, or non-occurrence, of any event which is likely to cause any condition to the obligations of any of the parties to the merger agreement not to be satisfied. However, the delivery of any notice will not have any effect for the purpose of determining the satisfaction of the conditions to the obligations of any of the parties or otherwise limit or affect the remedies available under the merger agreement to any of the parties sending or receiving such notice.

Resignations

We have agreed to prepare and deliver to Pfizer at the closing (i) evidence reasonably satisfactory to Pfizer of the resignations of all of our directors and the directors of each of our subsidiaries from the respective boards of directors and of the resignations from office of those of our officers specified by Pfizer reasonably in advance of the closing and, in each case, effective at the effective time of the merger, and (ii) all documents and filings, completed and executed by our and our subsidiaries’ appropriate directors, officers and representatives, that are necessary to record the above mentioned resignations. We and Pfizer have agreed that each such resignation as an officer or director does not terminate the employment relationship with us or our applicable subsidiary, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with us or our applicable subsidiary or under applicable law.

Delisting

Each of the parties has agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist our common stock from The Nasdaq Global Market and to terminate registration under the Securities Exchange Act of 1934, as amended, provided that such delisting and termination will not be effective until after the effective time of the merger.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.  The obligations of each party to the merger agreement to effect the merger are subject to the satisfaction or waiver of the following conditions, on or prior to the effective time of the merger:

•	the merger agreement must have been approved by the requisite vote of the holders of the outstanding shares of our common stock entitled to vote;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, the requirements of any relevant foreign antitrust authority must have been satisfied and all consents, approvals and actions of, filings with, and notices to all governmental entities required of us or any of our subsidiaries or Pfizer or any of its subsidiaries in connection with the merger must have been obtained; and

•	no governmental order or laws can be in effect that restrain, enjoin or otherwise prohibit the merger, and no governmental entity can have instituted a proceeding which continues to be pending seeking any such order.

Conditions to Our Obligation.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Pfizer and Merger Sub must have performed and complied with, in all material respects, all agreements and conditions contained in the merger agreement that are required to be performed and complied with by them prior to or at the closing of the merger; and

•	the representations and warranties of Pfizer and Merger Sub contained in the merger agreement, without giving effect to qualifications or limitations as to “materiality” or “material adverse effect,” must be true and correct as of the date of the merger agreement and the closing date of the merger with the same effect as though made on the closing date of the merger (except for representations and warranties made as of a specific date, which must remain true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay (to a date beyond May 14, 2007) the consummation by Pfizer or Merger Sub of the merger or the other transactions contemplated by the merger agreement.

Conditions to Pfizer’s and Merger Sub’s Obligations.  The obligations of Pfizer and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	we must have performed and complied with, in all material respects, all agreements and conditions contained in the merger agreement that are required to be performed or complied with by us prior to or at the closing of the merger;

•	our representations and warranties with respect to organization and qualification and subsidiaries, capitalization and authority relative to the merger agreement must be true and correct as of the date of the merger agreement and the closing date of the merger as if made as of the closing date, and all other representations and warranties, without giving effect to qualifications or limitations as to “materiality”

or “material adverse effect,” must be true and correct as of the date of the merger agreement and as of closing with the same effect as though made on the closing date of the merger (except for such representations and warranties made as of a specific date, which must remain true and correct as of such specific date), except where failure of such other representations or warranties to be true and correct, individually or in the aggregate with all such failures, will not have resulted in or would not reasonably be expected to result in a material adverse effect;

•	there must not have occurred any material adverse effects (see “— Representations and Warranties”); and

•	we must have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Internal Revenue Code.

Termination

The parties may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

In addition, any party may terminate the merger agreement before the effective time of the merger if:

•	a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action is final and non-appealable;

•	our shareholders do not approve the merger by the requisite vote, provided this right to terminate is not available to us where the failure to obtain shareholder approval is caused by our action or failure to act and such action or failure to act constitutes a breach by us of the merger agreement; or

•	the merger is not completed by May 14, 2007 for any reason, provided that this right to terminate is not available to any party whose action or failure to act is a principal cause of or has resulted in the failure of the merger to occur on or before such date.

We may terminate the merger agreement if:

•	other than as a result of our material breach of any of our obligations under the merger agreement,

•	any of the representations and warranties of Pfizer and Merger Sub contained in the merger agreement fail to be true and correct such that the condition to our obligation to consummate the merger relating to the representations and warranties of Pfizer and Merger Sub would not be satisfied, or Pfizer or Merger Sub has breached or failed to comply with any of their respective obligations under the merger agreement such that the condition to our obligation to consummate the merger relating to such compliance and performance by Pfizer and Merger Sub would not be satisfied, and

•	a failure or breach described above cannot be cured or, if curable, continues unremedied for a period of 45 days after Pfizer has received written notice from us or such shorter period ending on May 12, 2007.

•	our board of directors (after complying with its obligations under the non-solicitation provisions of the merger agreement relating to superior proposals)

•	withdraws its approval or recommendation of the merger agreement or the merger,

•	approves or recommends a superior proposal, or

•	authorizes us to enter into an acquisition agreement with respect to any superior proposal.

Pfizer or Merger Sub may terminate the merger agreement if,

•	other than as a result of a material breach by Pfizer or Merger Sub of their obligations under the merger agreement,

•	our representations and warranties contained in the merger agreement fail to be true and correct such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to our representations and warranties would not be satisfied, or we have breached or failed to comply with any of our obligations under the merger agreement such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to such compliance and performance by us would not be satisfied, or

•	we have breached or failed to comply with any of our obligations under the merger agreement such that the condition to the obligations of Pfizer and Merger Sub to consummate the merger relating to our compliance and performance would not be satisfied, and such failure or breach cannot be cured or, if curable, continues unremedied for a period of 45 days after we have received written notice from Pfizer or such shorter period ending on May 12, 2007.

•	our board of directors (or any committee thereof) withdraws or amends its recommendation in favor of the approval of the merger or fails to include in this proxy statement the recommendation of the board of directors in favor of the adoption and approval of the merger agreement and the merger,

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal,

•	our board of directors approves or recommends a superior proposal or authorizes us to enter into an acquisition agreement with respect to any superior proposal,

•	except under certain circumstances, our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the merger within five business days after Pfizer requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any acquisition proposal, or

•	a material breach by us of the non-solicitation provisions of the merger agreement.

Subject to limited exceptions set forth in the merger agreement, including the survival of any obligations to pay termination fees and expenses (which are described below under “— Expenses and Termination Fee”) and any liabilities a party may have for breach of any of its representations, warranties, covenants or agreements, if the merger agreement is terminated, then it will be of no further force and effect and there will be no liability or obligations on the part of any of the parties to the merger agreement.

Expenses and Termination Fee

Except for the termination fee set forth in the merger agreement or as described elsewhere in this proxy statement, all fees, costs and expenses incurred in connection with the merger agreement and the merger will generally be paid by the party incurring such fees, costs and expenses.

We will be required to pay to Pfizer a termination fee of $5,000,000, plus out-of-pocket expenses incurred by Pfizer up to a maximum amount of $750,000, if the merger agreement is terminated:

•	by Pfizer or Merger Sub, because:

•	our board of directors (or any committee thereof) withdraws or amends its recommendation in favor of the approval of the merger or fails to include in this proxy statement the recommendation of the board of directors in favor of the adoption and approval of the merger agreement and the merger,

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal,

•	our board of directors approves or recommends a superior proposal or authorizes us to enter into an acquisition agreement with respect to any superior proposal,

•	except under certain circumstances, our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the merger within five business days after Pfizer requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any acquisition proposal, or

•	we materially breach the non-solicitation provisions of the merger agreement, or

•	by us, because our board of directors (after complying with its obligations under the non-solicitation provisions of the merger agreement relating to superior proposals)

•	withdraws its approval or recommendation of the merger agreement or the merger,

•	approves or recommends a superior proposal, or

•	authorizes us to enter into an acquisition agreement with respect to any superior proposal.

We will be required to pay to Pfizer a termination fee of $5,000,000 if the merger agreement is terminated

•	by any party to the merger agreement, because our shareholders fail to approve the merger, or

•	by any party to the merger agreement, because the merger is not consummated by May 14, 2007, and at the time of such termination, an acquisition proposal has been publicly announced and within 12 months after such termination we either enter into an agreement with respect to any acquisition proposal or consummate any transaction pursuant to an acquisition proposal.

We will be required to pay to Pfizer its out-of-pocket expenses, up to a maximum amount of $250,000, if the merger agreement is terminated by Pfizer or Merger Sub because we breach or fail to comply with any of our obligations under the merger agreement such that the condition to Pfizer’s and Merger Sub’s obligation to consummate the merger relating to such compliance and performance by us would not be satisfied (other than as a result of a material breach by Pfizer or Merger Sub of any of their respective obligations under the merger agreement). If, at the time of such termination, an acquisition proposal has been publicly announced and, within 12 months after such termination, we either enter into an agreement with respect to any acquisition proposal or consummate any transaction pursuant to an acquisition proposal, we will also be required to pay to Pfizer a termination fee of $5,000,000.

Notwithstanding the foregoing, in no event will we be required to pay a termination fee or out-of-pocket expenses on more than one occasion.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that the parties will be entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or equity.

Amendment

The merger agreement may be amended only by written agreement of the parties to the merger agreement at any time prior to the effective time of the merger. After the merger agreement is approved and adopted by our shareholders, no amendment may be made that would reduce the amount or change the type of consideration that the shares of our common stock will be converted into at the effective time of the merger.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any obligation or other acts required by the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Assignment

The merger agreement may not be assigned by any party by operation of law or otherwise, except that Merger Sub is permitted to assign its rights and obligations under the merger agreement to Pfizer or any wholly-owned subsidiary of Pfizer.

ADJOURNMENT OF THE SPECIAL MEETING
(Proposal 2)

The Adjournment Proposal

If at the special meeting on          , 200  , the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the North Carolina Business Corporation Act, proxy holders Randall L. Marcuson and Don T. Seaquist intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Messrs. Marcuson and Seaquist to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendations

The adjournment proposal requires the votes cast in favor of the adjournment proposal at the special meeting to exceed the votes cast against that proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement is insufficient to approve that proposal, it is in the best interests of our shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The Nasdaq Global Market under the symbol “EMBX.” This table shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on The Nasdaq Global Market.

	Common Stock
	Price per Share
Quarter Ended	High	Low

March 31, 2004	$15.90	$10.01
June 30, 2004	$13.67	$10.89
September 30, 2004	$14.44	$12.21
December 31, 2004	$14.18	$12.75
March 31, 2005	$13.50	$10.80
June 30, 2005	$12.39	$11.05
September 30, 2005	$13.88	$11.05
December 31, 2005	$15.00	$11.12
March 31, 2006	$14.24	$9.90
June 30, 2006	$12.65	$9.27
September 30, 2006	$12.00	$8.70

On November 14, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $11.92 on The Nasdaq Global Market. On          , 200  , the last full trading day prior to the date of this proxy statement, our common stock closed at $      on The Nasdaq Global Market.

We have paid no dividends on any stock since inception and have no plans to pay dividends on our common stock in the foreseeable future. Additionally, pursuant to our existing line of credit, without the prior written consent of the lender, we may not declare or pay any dividends until payment in full of any indebtedness and performance of all obligations under the related loan documents. The merger agreement also restricts our ability to pay dividends without the consent of Pfizer. Following the merger, there will be no further market for our common stock.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Share Ownership of Management

The following table sets forth certain information, as of November 29, 2006, regarding shares of our common stock owned of record or known to us to be owned beneficially by each director and nominee for director, certain current and former executive officers including all those named in the Summary Compensation Table in the proxy statement for our 2006 annual meeting of shareholders, and all such directors and executive officers as a group. Except as indicated in the footnotes to this table, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person. The percentages are based on 8,387,871 shares of our common stock outstanding as of November 29, 2006 plus certain shares that are deemed outstanding under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as further described in Note (1) below. The address of the directors, nominees and executive officers is our principal executive office.

	Shares
Name	Beneficially Owned(1)	Percent of Class

Randall L. Marcuson(2)	402,920	4.67%
C. Daniel Blackshear(3)	46,900	*
David L. Castaldi(4)	28,300	*
Peter J. Holzer(5)	87,450	1.04%
Ganesh M. Kishore, Ph.D.(6)	16,500	*
John E. Klein(7)	25,500	*
David M. Baines, Ph.D.(8)	132,051	1.56%
Don T. Seaquist(9)	126,683	1.50%
Ronald Bryant(10)	10,148	*
Joseph P. O’Dowd(11)	80,543	*
Catherine Ricks(12)	119,469	1.41%
All Directors and Executive Officers as a Group (11 Persons)(13)	1,076,464	11.88%

*	Less than one percent

(1)	The shares of common stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of common stock outstanding used to determine the percentage of shares of common stock owned by each person and such group, have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under that rule, an individual is deemed to beneficially own his or her own shares as well as shares that are owned by specified individuals or entities related to such individual. In addition, that rule provides that such beneficial ownership extends to shares currently owned by such persons as well as any shares that such persons have the right to acquire within 60 days of the date beneficial ownership is being determined. As provided in that rule, any shares that are deemed outstanding for the purpose of calculating the beneficial ownership of a director or executive officer are not deemed outstanding for the purpose of calculating the beneficial ownership of any other director or executive officer.

(2)	Includes 166,208 shares owned by Mr. Marcuson, which includes 19,500 and 18,200 shares issued to Mr. Marcuson pursuant to restricted stock awards granted under our Long-Term Equity Compensation Plan (including any predecessor plans, the Stock Plan) in April 2003 and February 2004 respectively, which vest at a rate of 25% per year. Also includes 233,627 shares subject to exercisable options issued under the Stock Plan. Also includes 3,085 shares owned by Mr. Marcuson’s children. Excludes 14,950 shares, which have vested, or which vest within 60 days, pursuant to restricted stock units awarded in March 2005, but which Mr. Marcuson elected to defer receipt of until January 2010.

(3)	Includes 15,400 shares owned by Mr. Blackshear. Also includes 31,500 shares subject to exercisable options issued under the Stock Plan. Excludes 2,500 shares, which have vested pursuant to restricted stock units awarded in March 2005, but which Mr. Blackshear elected to defer receipt of until January 2012.

(4)	Includes 12,300 shares owned by Mr. Castaldi. Also includes 10,000 shares subject to exercisable options issued under the Stock Plan. Also includes 2,500 shares owned by Mr. Castaldi’s spouse. Also includes 3,500 shares owned by Mr. Castaldi’s children. Mr. Castaldi disclaims beneficial ownership of the shares held by his spouse and his children.

(5)	Includes 26,100 shares owned by Mr. Holzer. Also includes 31,500 shares subject to exercisable options issued under the Stock Plan. Also includes 27,800 shares owned by Mr. Holzer’s spouse. Also includes 2,050 shares owned by Mr. Holzer’s children. With regard to the shares owned by Mr. Holzer’s children, the children have sole voting power and Mr. Holzer and the children share investment power. Excludes 2,500 shares, which have vested pursuant to restricted stock units awarded in March 2005, but which Mr. Holzer elected to defer receipt of until January 2009.

(6)	Includes 2,500 shares owned by Mr. Kishore. Also includes 14,000 shares subject to exercisable options issued under the Stock Plan.

(7)	Includes 7,500 shares held in trust for the benefit of Mr. Klein. Also includes 18,000 shares subject to exercisable options issued under the Stock Plan.

(8)	Includes 43,191 shares owned by Dr. Baines, which includes 4,900 and 4,100 shares issued to Dr. Baines pursuant to restricted stock awards granted under the Stock Plan in April 2003 and February 2004 respectively, which vest at a rate of 25% per year. Also includes 2,125 shares that will vest within 60 days pursuant to restricted stock units awarded in March 2005. Also includes 85,313 shares subject to exercisable options issued under the Stock Plan. Also includes 1,422 shares owned by Dr. Baines’ spouse.

(9)	Includes 43,733 shares owned by Mr. Seaquist, which includes 5,600 and 5,800 shares issued to Mr. Seaquist pursuant to restricted stock awards granted under the Stock Plan in April 2003 and February 2004 respectively, which vest at a rate of 25% per year. Also includes 82,950 shares subject to exercisable options issued under the Stock Plan. Excludes 4,350 shares, which have vested, or which vest within 60 days, pursuant to restricted stock units awarded in March 2005, but which Mr. Seaquist elected to defer receipt of until March 2012.

(10)	Includes 3,568 shares owned by Mr. Bryant, which includes 1,800 shares issued to Mr. Bryant pursuant to restricted stock awards granted under the Stock Plan in February 2004, which vest at a rate of 25% per year. Also includes 2,305 shares that will vest within 60 days pursuant to restricted stock units awarded in March 2005. Also includes 4,275 shares subject to exercisable options issued under the Stock Plan.

(11)	Includes 9,894 shares owned by Mr. O’Dowd, which includes 4,500 and 4,200 shares issued to Mr. O’Dowd pursuant to restricted stock awards granted under the Stock Plan in April 2003 and February 2004 respectively, which vest at a rate of 25% per year. Also includes 1,780 shares that will vest within 60 days pursuant to restricted stock units awarded in March 2005. Also includes 66,126 shares subject to exercisable options issued under the Stock Plan. Also includes 31 shares and 2,712 shares subject to stock options that become exercisable within 60 days owned by Mr. O’Dowd’s spouse. Mr. O’Dowd disclaims beneficial ownership of the shares and stock options held by his spouse.

(12)	Includes 29,835 shares owned by Dr. Ricks, which includes 4,900 and 4,800 shares issued to Dr. Ricks pursuant to restricted stock awards granted under the Stock Plan in April 2003 and February 2004 respectively, which vest at a rate of 25% per year. Also includes 1,705 shares that will vest within 60 days pursuant to restricted stock units awarded in March 2005. Also includes 87,829 shares subject to exercisable options issued under the Stock Plan. Also includes 100 shares held by her spouse. Dr. Ricks resigned from her executive officer position with us, effective March 24, 2006, but remains employed by us on a part-time basis.

(13)	Includes an aggregate of 675,747 shares deemed to be beneficially owned by any of the directors and executive officers listed above under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as described in Note (1).

Share Ownership of Certain Beneficial Owners

In addition, the following table sets forth certain information as to each person known to us to be the beneficial owner of more than five percent of our common stock (other than directors and officers shown in the preceding table) as of November 29, 2006. The percentage is calculated based on 8,387,871 shares outstanding as of November 29, 2006.

	Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class

Connors Investor Services, Inc.	458,600	(1)	5.5%
1210 Broadcasting Road
Wyomissing, PA 19610

(1)	Based on a Form 13F quarterly holdings report filed by Connors Investor Services, Inc., or Connors, with the SEC on October 13, 2006. Connors is an investment advisor and the shares are held for the accounts of discretionary clients. Connors reports sole investment power over 285,600 shares and no investment power over 173,000 shares.

SHAREHOLDER PROPOSALS

We will hold a 2007 annual meeting of our shareholders only if the merger is not completed. Any proposal that a shareholder intends to present for a vote of shareholders at the 2007 annual meeting of shareholders and desires to have included in our proxy statement and form of proxy relating to that meeting must be sent to our principal executive office, marked to the attention of the corporate secretary, and received by us at that address on or before December 15, 2006, which is 120 days prior to the anniversary of the date the proxy statement for our 2006 annual meeting was released to shareholders. Proposals received after December 15, 2006 will not be considered for inclusion in our proxy materials for our 2007 annual meeting.

In addition, if a shareholder intends to present a proposal for a vote at the 2007 annual meeting of shareholders, other than by submitting a proposal for inclusion in our proxy statement for that meeting, the shareholder must give timely advance notice in accordance with the our bylaws. To be timely, we must receive a shareholder’s notice not earlier than January 23, 2007 and not later than February 22, 2007, which is not more than 80 days and not less than 50 days prior to the anniversary of the date on which the proxy statement for our 2006 annual meeting was filed with the SEC. The proxy solicited by our board of directors for the 2007 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are given notice within such time frame.

Any shareholder proposal or notice described above must be in writing and sent to us by registered mail, return receipt requested, at our executive offices at Post Office Box 13989, Research Triangle Park, North Carolina 27709, Attention: Corporate Secretary. Any such proposal or notice also will be subject to the requirements contained in our bylaws relating to shareholder proposals and any applicable requirements of the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We and Pfizer file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the

Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us, Pfizer and other registrants that file electronically with the SEC.

Pfizer has supplied all information contained in this proxy statement relating to Pfizer and Merger Sub and we have supplied all information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of          , 200  . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement).

If you have any questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Embrex, Inc.
1040 Swabia Court
Durham, North Carolina 27703
(919) 941-5185

or

The Altman Group
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
(800) 311-0721

ANNEX A

EMBREX, INC.,
PFIZER INC.
and
EAGLE MERGER SUB INC.

AGREEMENT AND PLAN OF MERGER

Dated as of November 14, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2006 (this “Agreement”), by and among Embrex, Inc., a North Carolina corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Parent”), and Eagle Merger Sub Inc., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that it is in the best interests of the Company’s shareholders for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “North Carolina Act”), and upon the terms of and subject to the conditions set forth herein; and

WHEREAS, the Company Board of Directors has adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock (as defined in Section 4.2(a)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Merger Sub has adopted this Agreement and Parent has authorized and approved this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE 1

GENERAL

Section 1.1  Defined Term Index.

Term	Reference

2006 Capital Budget	Section 5.1
Acquisition Proposal	Section 5.2
Action	Section 4.9
Affiliate	Section 9.4
Agreement	Preamble
Applicable Law	Section 9.4
Articles of Merger	Section 2.3
Business Day	Section 9.4
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.10
Company	Preamble
Company Acquisition Agreement	Section 5.2
Company Benefit Plans	Section 4.10
Company Board of Directors	Recitals
Company Charter Documents	Section 4.1
Company Common Stock	Section 4.2
Company Contract	Section 4.17
Company Financial Statements	Section 4.7

Term	Reference

Company Permits	Section 4.19
Company Preferred Stock	Section 4.2
Company Representatives	Section 5.2
Company Shareholders’ Meeting	Section 6.1
Company Stock	Section 4.2
Company Stock Options	Section 2.9
Company Superior Proposal	Section 5.2
Confidentiality Agreement	Section 5.2
control	Section 9.4
Debt Documents	Section 4.17
Effective Time	Section 2.3
Employees	Section 6.6
Employee Stock Purchase Plans	Section 2.9
Entity Classification Election	Section 4.20
Environmental Law	Section 4.16
Equipment Leases	Section 4.17
ERISA	Section 4.10
ERISA Affiliate	Section 9.4
Exchange Act	Section 3.4
Exchange Agent	Section 2.8
FCPA	Section 4.25
Filing Date	Section 6.4
GAAP	Section 4.1
Governmental Entity	Section 3.4
Hazardous Substances	Section 4.16
HSR Act	Section 3.4
Indemnified Parties	Section 6.5
Intellectual Property Rights	Section 4.14
IRS	Section 4.10
Knowledge	Section 9.4
Lease	Section 4.13
Leased Real Property	Section 4.13
Liens	Section 4.4
Material Adverse Effect	Section 4.1
Merger	Recitals
Merger Sub	Preamble
North Carolina Act	Recitals
Order	Section 7.1
Outside Date	Section 8.1
Owned Real Property	Section 4.12
Parent	Preamble
Parent and Merger Sub Information	Section 6.1
Per Share Amount	Section 2.7
Person	Section 9.4

Term	Reference

Product	Section 4.18
Proxy Statement	Section 6.1
Required Governmental Consents	Section 4.6
Required Parent Consents	Section 3.4
Restated Articles	Section 4.6
Restated Bylaws	Section 6.1
Restricted Stock	Section 2.9
Rights	Section 4.2
Rights Agreement	Section 4.2
RSU Awards	Section 2.9
SEC	Section 4.7
SEC Reports	Section 4.7
Securities Act	Section 3.4
Shares	Section 2.7
Stock Plans	Section 2.9
Subsidiary	Section 4.1
Subsidiary Charter Documents	Section 4.4
Surviving Corporation	Section 2.1
Tax Returns	Section 4.20
Taxes	Section 4.20
Termination Fee	Section 8.2
Third Party	Section 5.2
USDA	Section 4.18

ARTICLE 2

THE MERGER

Section 2.1  The Merger.  At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Act, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the North Carolina Act. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2  Closing.  Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 12:00 p.m. no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Cadwalader Wickersham & Taft LLP at One World Financial Center, New York, New York 10281 (or such other place or time as Parent and the Company may jointly designate).

Section 2.3  Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), including a plan of merger, in accordance with Section 55-11-05 of the North Carolina Act, with the Secretary of State of the State of North Carolina, in such form as required by, and executed in accordance with, the relevant provisions of the North Carolina Act. Article II of this Agreement shall constitute a “plan of merger” under Section 55-11-05 of the North Carolina Act. The Merger shall become effective at the time of such filing, or such other time as is agreed upon by the parties and specified in the Articles of Merger (the time of such filing, or such other time so specified, being the “Effective Time”).

Section 2.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 55-11-06 of the North Carolina Act.

Section 2.5  Subsequent Actions.  If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6  Articles of Incorporation; Bylaws; Directors and Officers.  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Applicable Law and such articles of incorporation provided, however, Article I of the Articles of Incorporation shall be amended at the Effective Time to read: “The name of the Corporation is Embrex, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws.

(c) The directors of Merger Sub immediately before the Effective Time will continue as the directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

Section 2.7  Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

(a) Except as provided in clause (b) below, each share of Company Common Stock issued and outstanding immediately before the Effective Time (including for the avoidance of doubt, any shares of Restricted Stock (as defined in Section 2.9) for which vesting has been, or will be, accelerated at or prior to the Effective Time pursuant to the terms of the Stock Plans (as defined in Section 2.9) and/or any agreements related thereto) and any Rights (as defined Section 4.2) associated therewith (such shares of Company Common Stock and associated Rights are hereinafter referred to, together, as the “Shares”) shall be converted into the right to receive $17.00 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or an affidavit with respect thereto, in each case in accordance with Section 2.8. As of the Effective Time, all Shares so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except to receive the aggregate Per Share Amount applicable thereto, in accordance with Section 2.8.

(b) Each share of Company Common Stock that is owned by the Company or held by Parent or Merger Sub immediately before the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be canceled and extinguished and shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.8  Surrender of Shares; Stock Transfer Books.  (a) Before the Effective Time, Parent shall enter into an agreement with a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Section 2.7(a) and to make such payments on a timely basis. The Surviving Corporation shall, at the Effective Time, deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of Shares immediately prior to the Effective Time, funds in an amount sufficient for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided however that such funds may only be invested in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least $500,000,000. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

(b) The Surviving Corporation agrees that as soon as practicable after the Effective Time it shall cause the Exchange Agent to distribute to holders of record of Shares immediately prior to the Effective Time a form of letter of transmittal and instructions for its use in effecting the surrender of the certificates representing the Shares in exchange for the aggregate Per Share Amount relating thereto in customary form to be agreed to by Parent and Company prior to the Effective Time. Upon the surrender of certificates representing the Shares together with a properly executed letter of transmittal, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock held by the Company or held by Parent or Merger Sub) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

(c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

(d) If any certificate or certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will pay in exchange for such lost, stolen or destroyed certificate or certificates the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates payable pursuant to this Agreement.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.7(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates that immediately before the Effective Time represented outstanding Shares.

(f) Promptly following the date which is six months after the Effective Time, Parent may cause the Exchange Agent to deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate or certificates representing Shares who has not theretofore complied with this Section 2.8 shall thereafter look only to Parent for payment of the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, subject to any applicable abandoned property, escheat or similar law. Thereafter, each holder of a certificate or certificates formerly representing Shares that did not receive the aggregate Per Share Amount relating thereto may surrender such certificate or certificates to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, without any interest or dividends thereon.

(g) None of the Company, Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

(i) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction for any applicable back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder, or any other withholding that is required to be made under Applicable Law.

(j) Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

Section 2.9  Stock Plans; Stock Purchase Plans.  (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) heretofore granted under any plan, arrangement or agreement (collectively, the “Stock Plans”) shall become fully vested and exercisable (whether or not currently exercisable). At the Effective Time, each Company Stock Option not theretofore exercised shall be canceled. Any restricted stock (“Restricted Stock”) or restricted stock unit award (“RSU Awards”) with respect to Company Common Stock granted under any Stock Plan that is unvested at the Effective Time (or that does not vest (on an accelerated basis or otherwise) as a result of the transactions contemplated hereby) shall be immediately forfeited by the recipient as of the Effective Time. Subject to this Section 2.9, (1) each holder of a Company Stock Option that is canceled pursuant to this Section 2.9(a) shall, in respect of each Company Stock Option, be entitled to cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option was exercisable immediately prior to such cancellation, and (2) each vested RSU Award as of the Effective Time shall be cancelled and converted into the right to receive a cash payment equal to the Per Share Amount multiplied by the number of shares of Company Common Stock represented by the vested RSU Award. The foregoing cash payments shall be made by the Surviving Corporation upon or as soon as practicable after delivery by such holder of such holder’s written agreement or acknowledgment that all RSU Awards and Company Stock Options held by such holder have been cancelled as a result of the Merger in exchange for such cash payment. Prior to the Effective Time, the Company agrees that the Company Board of Directors (or, if appropriate, any committee administering the Stock Plans), shall adopt such resolutions and take all actions otherwise necessary (including obtaining any required consents) such that all Company Stock Options, RSU Awards and shares of Restricted Stock outstanding under the Stock Plans are treated in accordance with this Section 2.9. The Company shall terminate all Company Stock Plans as of or prior to the Effective Time.

(b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 to any holder of RSU Awards or Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 4.10(c)), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the RSU Awards or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

(c) The rights of participants in the Company’s employee stock purchase plans (the “Employee Stock Purchase Plans”) with respect to any offering period then underway under such plans shall be determined by shortening the offering period as required by the terms of the Employee Stock Purchase Plans and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period by otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plans; provided, however, that no participant shall be allowed to increase the current level of payroll deductions under, and no employee shall be allowed to enroll in, the Employee Stock Purchase Plans from or after the date hereof. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such plans) that are necessary or appropriate to give effect to the transactions contemplated by this Section 2.9(c). The Company shall terminate all Employee Stock Purchase Plans as of or prior to the Effective Time. The Company shall not commence any new offering periods under the Employee Stock Purchase Plans after the date of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in a disclosure schedule of Parent and Merger Sub delivered to the Company on the date of this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 3.1  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2  Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock. All of the issued and outstanding shares of Merger Sub are owned by Parent.

Section 3.3  Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, and no other corporate or other proceeding (other than, with respect to the Merger, the filing and recordation of the appropriate documents as required by the North Carolina Act) is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due execution and delivery of this Agreement by the Company constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.4  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other organizational documents of Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which any of Parent or Merger Sub is a party or by which any of Parent or Merger Sub or any of their respective property or assets is bound or affected, except, in the case of clauses (i), (ii) and (iii) above, for conflicts, violations, breaches, defaults, losses or liens which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any transactions contemplated by this Agreement.

(b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act (the filings and authorizations referred to in clauses (i) through (iii) being referred to collectively as the “Required Parent Consents”), and (iv) any notice, report or other filing that, if failed to be submitted, would not reasonably be expected to prevent or materially delay the consummation of any transactions contemplated by this Agreement, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Parent Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5  Brokers.  No broker, finder, investment banker (other than Lazard Frères & Co. LLC) or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a disclosure schedule delivered to Parent on the date of this Agreement, disclosure in any section of which shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  (a) The Company is duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the nature of the properties operated, owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined in Section 4.1(b)).

(b) For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change, circumstance, event or effect that (i) is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date (as defined in Section 8.1)) the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, in each case other than any change, circumstance, event or effect arising out of or resulting from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company and/or any of its Subsidiaries operates, but only to the extent that the impact of such conditions on the Company and its Subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries; in which the Company and its Subsidiaries conduct their business; (ii) any failure by the Company to meet analysts’

published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement provided that the facts, causes and circumstances underlying such failure may be considered a Material Adverse Effect; (iii) terrorism or the engagement by the United States in hostilities or acts of war, but only to the extent that the impact thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and its Subsidiaries conduct their business; (iv) changes in generally accepted accounting principles as in effect on the date hereof in the United States of America (“GAAP”); or (v) announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby.

For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(c) The Company has delivered to Parent a true and correct copy of the Restated Articles (as defined in Section 4.6) and bylaws of the Company, as amended to date (collectively, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 4.2  Capitalization.  (a) The authorized capital stock of the Company consists of 15,000,000 shares of Preferred Stock, no par value per share, of which 15,000 shares are designated as Series A Participating Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”), and 30,000,000 shares of common stock, $0.01 par value per share (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”). As of November 10, 2006, 8,380,810 shares of Company Common Stock were issued and outstanding, of which (i) all of such shares of Company Common Stock were duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, and (ii) 33,775 shares of Company Common Stock are Restricted Stock issued under the terms of the Stock Plans that are unvested. As of the date hereof, no shares of Company Preferred Stock were issued and outstanding and 1,674,666 Shares are held in the treasury of the Company.

(b) As of the date hereof, (i) 3,400,000 shares of Company Common Stock are authorized for issuance under the terms of the Stock Plans of which (w) 1,353,057 shares of Company Common Stock are subject to Company Stock Options that are currently outstanding, (x) 308,320 shares of Company Common Stock are subject to RSU Awards that are currently outstanding, and (y) 392,490 shares remain available for future awards under the Stock Plans; (ii) 500,000 shares of Company Common Stock are authorized for issuance under the terms of the Employee Stock Purchase Plans, of which 217,324 remain available for future purchases under the Employee Stock Purchase Plans; and (iii) there were outstanding rights (the “Rights”) with respect to each outstanding share of Company Common Stock under the Rights Agreement, dated as of March 6, 2006, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). Schedule 4.2(b) sets forth the dates, recipients and amounts of all grants for such outstanding Company Stock Options, Restricted Stock and RSU Awards and the total amount of participant contributions to stock purchase accounts under the Employee Stock Purchase Plans during the current offering period.

(c) As of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue additional shares of Company Stock or any other securities of the Company. Except for the Rights Agreement, there are no outstanding share appreciation rights or similar rights of the Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies, or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Stock. There are no outstanding Debt Documents (as defined in Section 4.17) that grant any voting rights (whether current or future) to any Person with respect to the corporate matters of the Company or any of its Subsidiaries, including but not limited to the adoption of this Agreement and the approval of the Merger.

Section 4.3  Investments.  Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or any equity or other participating interest in the revenues or profits of any Person.

Section 4.4  Subsidiaries.  Each direct and indirect Subsidiary of the Company is listed in Schedule 4.4. Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding capital shares or other equity interests of each Subsidiary of the Company are validly issued, and where such Subsidiary is a corporation fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options or security interest of any kind (collectively, “Liens”) and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

The Company has delivered to Parent (i) a true and correct copy of the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, as amended to date. No Subsidiary is in violation of its Subsidiary Charter Documents.

Section 4.5  Authority Relative to this Agreement.  The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Company’s shareholders in accordance with the North Carolina Act. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Company Board of Directors has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 6.1). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.6  No Conflict; Required Filings and Consent.  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, (ii) violate or conflict with the Restated Articles of Incorporation of the Company, as amended (“Restated Articles”), or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of its Subsidiaries pursuant to, any Company Contract (as defined in Section 4.17). Schedule 4.6(a) delivered to Parent by the Company also lists any additional consents, waivers and approvals under any of the Company Contracts or the contracts of any of the Company’s Subsidiaries required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be expected to result in a Material Adverse Effect.

(b) Except for (i) applicable requirements, if any, of the Exchange Act and the Securities Act, (ii) the requirements of the HSR Act and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act, (iv) the filing and recordation of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any its Subsidiaries is qualified to do business, (v) applicable requirements of The Nasdaq Stock Market, Inc. and (vi) compliance with any applicable state securities or blue sky laws or state takeover laws (the filings and authorizations referred to in clauses (i) through (vi) being referred to collectively as the “Required Governmental Consents”), the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Governmental Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 4.7  SEC Filings; Financial Statements.  (a) The Company has filed all required forms and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (collectively, the “SEC Reports”). The SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as applicable, including the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder or pursuant thereto, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC and the Company since January 1, 2004. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file any forms, reports, or other documents with the SEC. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2005 and as at December 31, 2005 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of the Company for the quarterly periods ended March 31, 2006 and as at March 31, 2006 and June 30, 2006 and as at June 30, 2006, included in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, respectively (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as in effect in the United States on the date of such report applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) were prepared in accordance with the Company’s books and records as of the times and for the periods referred to therein, (iii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (iv) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments, any other adjustments described therein or permitted by the Exchange Act and the fact that certain notes have been condensed or omitted in accordance with the Exchange Act) in accordance with GAAP. Except as reflected in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K).

(c) The Company maintains accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles as in effect in the United States and to maintain asset accountability, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) assets are reconciled at reasonable intervals and appropriate action is taken with respect to any material differences.

(d) Each of the Company’s Chief Executive Officer and Chief Financial Officer certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of the Company or any of its subsidiaries received since December 31, 2003 and prior to the date hereof.

Section 4.8  Absence of Certain Changes or Events.  Since December 31, 2005, (i) through the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the ordinary course, and (ii) there has not been any effect, event, development, change, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing sentence, since December 31, 2005, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent under Section 5.1.

Section 4.9  Litigation.  There are no claims, actions, suits, proceedings or investigations (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree. There are no Actions by the Company currently outstanding, and the Company currently has no intention to initiate any Action.

Section 4.10  Employee Benefit Plans; ERISA.  (a) Schedule 4.10 includes a true and complete list of each employee benefit plan, program, agreement, or policy providing benefits to any current or former employee, officer or director of the Company or its Subsidiaries or any beneficiary or dependent thereof, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, life insurance, retiree, restricted stock, restricted stock unit, retention, change of control, or fringe benefit arrangement, plan, program, agreement, or policy (collectively, the “Company Benefit Plans”). Neither the Company nor any Subsidiary of the Company has any express commitment to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business or (iii) other than pursuant to the terms of this Agreement, modify, change or terminate any Company Benefit Plan. All Company Benefit Plans by their terms may be amended or terminated at any time and for any reason without material liability to the Company or any of its Subsidiaries, provided no such amendment or termination shall affect the Company’s obligations with respect to the provision of benefits accrued by, or granted to, participants under the terms of the Company Benefit Plans prior to such amendment or termination.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report or valuation, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”) or opinion letter provided to the prototype pension plan sponsor.

(c) (i) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms, ERISA, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and all Applicable Laws; (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans; and (iii) no Company Benefit Plan is or has been under audit or investigation by a Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) except as otherwise provided in Section 2.9(a) hereof, result in, cause the accelerated vesting, funding (through a grantor trust or otherwise) or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company under any Company Benefit Plan, (ii) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (iii) limit or restrict the right of the Company, or after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans, or (iv) result in payments which would not be deductible under Section 280G of the Code or result in excise taxes under Section 4999 of the Code.

(e) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, or contributed to (or had an obligation to contribute to) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company, except as required by Section 4980B of the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under, or in violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Benefit Plan. All material contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made in a timely manner. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either (i) timely received a favorable determination letter from the IRS that the Plan is so qualified or (ii) is entitled to rely on a favorable opinion letter issued by the IRS to a provider of the Company’s prototype 401(k) plan, and no fact or event has occurred since the date of such determination letter or opinion letter which has resulted, or is reasonably likely to result in the Company’s inability to rely on such letter. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that has resulted or could result in any material liability to the Company or any of its Subsidiaries. Schedule 4.10(e) lists each Company Benefit Plan that is subject to Section 409A of the Code. All Company Benefit Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code.

(f) No Company Stock Option (i) has a stated exercise price lower than the closing price of the Company Common Stock on the date the grant of the Stock Option was approved, or (ii) has had its grant date delayed or backdated.

(g) All Company Benefit Plans maintained outside the United States for the benefit of employees working outside the United States, or any beneficiary or dependent thereof, comply in all material respects with applicable local law and neither the Company nor any of its Subsidiaries has any material unfunded liabilities with respect to any such plan that is required to be funded under applicable local law. The non-U.S. Company Benefit Plans do not represent a material expense or liability for the Company.

Section 4.11  Labor and Employment Matters.  (a) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. There is no charge or complaint of discrimination under Applicable Law, labor strike, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or similar agreement with any labor union, labor organization or employer organization. Each individual who is or was a common law employee of the Company or any Subsidiary has been treated as such for all purposes, including eligibility for benefits and withholding of employment taxes.

(b) Except for annual raises granted in the ordinary course of business and as disclosed in the current reports on Form 8-K as filed with the SEC on March 24, 2006, April 4, 2006, and July 26, 2006, within the past twelve (12) months none of the Company or any of its Subsidiaries has (i) entered into any (or amended any existing) agreement or arrangement with any current or former director, officer or employee of the Company or its Subsidiaries providing for severance or termination payments to such director, officer or employee of the Company or any of its Subsidiaries; (ii) increased benefits payable under any existing severance or termination pay policies or employment agreements covering any current or former director, officer or employee of the Company or any of its Subsidiaries; or (iii) increased compensation, bonus or other benefits payable to any current or former director or officer of the Company or any of its Subsidiaries.

(c) Schedule 4.11(c) sets forth all employment, deferred compensation and other similar agreements (or any amendments to any such agreements) that the Company has entered into with any current director, officer, or employee of the Company or any of its Subsidiaries, which agreement or agreements are not in substantially the same form as one of the Company’s standard forms of employment agreement which has been previously delivered to Parent. Schedule 4.11(c) also lists each current employee of the Company with an annual salary in excess of $100,000. Schedule 4.11(c) also sets forth a true and complete list of all termination, severance, or similar agreements with the Company’s officers or directors in effect as of the date hereof to which the Company or any of its Subsidiaries is or may be bound or affected and under which the Company or any of its Subsidiaries have any remaining obligations.

Section 4.12  Owned Real Property.  Schedule 4.12 sets forth a complete and accurate list of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has good, valid title to the Owned Real Property. The Owned Real Property is free and clear of any Liens and no such property is leased to any Third Parties (as defined in Section 5.2).

Section 4.13  Leases.  (a) Schedule 4.13 sets forth a list of all leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which the Company or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or such Subsidiary is a lessee is referred to herein as the “Leased Real Property”). The Company has provided to Parent true and correct copies of all leases, subleases and occupancy agreements set forth in Schedule 4.13.

(b) Each Lease is in full force and effect in accordance with its terms. Neither the Company nor any of its Subsidiaries is in material default under any Lease and, to the Knowledge of the Company, no other party to a Lease is in material default. The Company or one of its Subsidiaries has a good and valid leasehold interest (whether as lessor or lessee, as applicable) in each Lease.

Section 4.14  Intellectual Property.  (a) Subject to Sections 4.14(b) and 4.14(e), each of the Company and/or its Subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”), which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, and which are in each case free and clear of all Liens. The Company has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by the Company and its Subsidiaries. The Company is not subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company. Without limiting the generality of the foregoing, to the Knowledge of the Company, all Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries are valid and enforceable.

(b) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Third Party with regard to any Intellectual Property Right which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Third Parties are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(c) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(d) Schedule 4.14(d) sets forth, as of the date hereof, a complete and accurate list of all patents, registered trademarks and applications therefor, copyright registrations (if any) and, to the Knowledge of the Company, domain name registrations (if any), owned by or licensed to the Company or any of its Subsidiaries. All patents and patent applications listed in Schedule 4.14(d) are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens or (b) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens. The patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Knowledge of the Company) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Knowledge of the Company) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Schedule 4.14(d), all necessary affidavits of continuing use have been (or, with respect to licenses, to the Knowledge of the Company have been) timely filed, and all necessary maintenance fees have been (or, with respect to licenses, to the Knowledge of the Company have been) timely paid to continue all such rights in effect. None of the patents listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Knowledge of the Company) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Schedule 4.14(d) and owned by the Company or any of its Subsidiaries (or to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than as have not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that would reasonably be expected to adversely affect the validity of any patent listed in Schedule 4.14(d) in a material way. To the Knowledge of the Company, each of the patents and patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or to the Knowledge of the Company in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(e) Schedule 4.14(e) sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (a) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (b) by the Company or any of its Subsidiaries to any other person.

(f) The Company and its Subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

Section 4.15  Insurance.  All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. The Company makes no representation or warranty that such policies will be continued or are continuable after the Effective Time. The Company has delivered to Parent true, correct and accurate summaries of all insurance policies material to the business of the Company. There is no material claim by the Company or any of its Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.16  Environmental.  (a) (i) The Company and its Subsidiaries have been and are in compliance with and have no liabilities pursuant to all applicable Environmental Laws, except where failure to be in compliance would not have a Material Adverse Effect; (ii) there is no claim with respect to Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company that would have a Material Adverse Effect; and (iii) there has been no release of Hazardous Substances at, on or from any Owned Real Property, Leased Real Property, or any property formerly owned or leased by the Company or any of its Subsidiaries that could result in liability to the Company or any of its Subsidiaries under Environmental Law, except for releases that would not have a Material Adverse Effect. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries (or any representatives thereof) with respect to any Owned Real Property or Leased Real Property (or the operations conducted thereat) which have not been delivered to Parent prior to execution of this Agreement.

(b) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Environmental Law” means any law, including without limitation rules, regulations, ordinances and enforceable guidelines and common law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of human health, welfare, worker health and safety, or the environment (including the workplace), including, without limitation, those relating to the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of or exposure to Hazardous Substances.

(ii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

Section 4.17  Company Contracts.  For purposes of this Agreement, “Company Contract” means any of the following to which the Company or any of its Subsidiaries is a party:

(i) any notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements or instruments that have been filed as an exhibit to any SEC Report;

(ii) any manufacturing agreement or supply agreement to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries, as applicable, is reasonably expected to be obligated to make payments of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007;

(iii) any contract relating to the sale or lease of equipment or machinery by the Company or any of its Subsidiaries to any Third Party under which the Company or any of its Subsidiaries, as applicable, is reasonably expected to receive payments of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007 (the “Equipment Leases”);

(iv) any research or development collaboration, joint venture or alliance of any kind;

(v) any contract relating to the sale or distribution of the products (other than products covered by Equipment Leases) of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries is reasonably expected to receive payments in excess of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007;

(vi) any agreement in which the Company or any of its Subsidiaries has granted a Third Party any license to any Intellectual Property Rights, or pursuant to which the Company or any of its Subsidiaries has been granted by a Third Party any license to any Intellectual Property Rights (other than software licenses for generally available software or pursuant to employee proprietary inventions agreements (or similar agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(vii) any agreement involving a standstill or similar obligation of the Company to a Third Party or of a Third Party to the Company;

(viii) any employment, contractor or consulting agreement with any executive officer or other employee of the Company earning an annual salary in excess of $100,000 or member of the Company Board of Directors;

(ix) any agreement of indemnification or any guaranty (other than any agreement of indemnification or guaranty entered into (i) by the Company guaranteeing obligations of its wholly-owned Subsidiaries in the ordinary course of business or (ii) in connection with the manufacture, supply, sale, lease, distribution, or license of the Company’s products in the ordinary course of business);

(x) any agreement relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any material interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business (“Debt Documents”);

(xii) any settlement agreement entered into within two years prior to the date of this Agreement or which otherwise contains continuing material obligations of the Company or any of its Subsidiaries; or

(xiii) any other contract with obligations (whether actual or reasonably expected) to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007, unless such contract may be terminated by the Company on not more than 90 days notice.

Schedule 4.17 sets forth a complete and accurate list of all Company Contracts.

All Company Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is in violation or breach of or default (with or without notice or lapse of time) under any such Company Contract where such violation, breach or default would reasonably be expected to have a Material Adverse Effect.

Section 4.18  Regulatory Compliance.  (a) With respect to each product that is (i) subject to the jurisdiction of the United States Department of Agriculture (“USDA”) or the jurisdiction of a comparable Governmental Entity in any foreign jurisdiction and (ii) being manufactured, sold, developed or tested by the Company (each such product, a “Product”), the Company is conducting such activities in compliance in all material respects with all Applicable Law. To the Knowledge of the Company, each Person that manufactures any Product on behalf of the Company is manufacturing each such Product in compliance with all Applicable Laws including USDA requirements. The Company has not received any notice from the USDA or any other Governmental Entity alleging any violation of any Applicable Law by the Company in connection with the manufacture, sale, development or testing of any Product by the Company.

(b) The Company has made available to Parent a complete and accurate copy of (i) filings by the Company with the USDA (as amended from time to time); (ii) all material data reports with respect to studies previously or currently undertaken with respect to the Products by the Company; and (iii) all material correspondence between the Company and the USDA and other Governmental Entities regarding the Products.

Section 4.19  Compliance with Laws/Permits.  (a) Neither the Company nor any of its Subsidiaries is in violation, or has violated, any Applicable Law (including, among others, the Sarbanes-Oxley Act of 2002), except for any violations which would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries have all material permits, licenses, approvals and other authorizations from applicable Governmental Entities required in connection with the operation of their respective businesses and facilities (collectively, “Company Permits”).

(c) All Company Permits are in full force and effect; no rescission, cancellation or suspension of any Company Permit is pending or, to the Knowledge of the Company, threatened; and the Company and its applicable Subsidiaries have complied with all material requirements relating to Company Permits.

Section 4.20  Taxes.  (a) The Company and each of its Subsidiaries have timely filed, or caused to be timely filed, all material Tax Returns (as defined in Section 4.20(e)) required to be filed by them, which Tax Returns are true, correct and complete in all material respects, and have paid, or caused to be paid, all material amounts of Taxes (as defined in Section 4.20(e)) required to be paid (whether or not shown to be payable on such Tax Returns), other than any such Taxes for which adequate reserves have been established in the Company Financial Statements or which are being contested in good faith in appropriate proceedings. The Company and each of its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and have complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Third Party. There are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any Subsidiary has been notified of any potential Tax audits, claims or assessments against the Company or any of its Subsidiaries (other than, in each case, audits, claims or assessments for which adequate reserves have been established in the Company Financial Statements, or which are being contested in good faith in appropriate proceedings or which are immaterial in amount). Neither the Company nor any Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. Neither the Company nor any Subsidiary has been included in any affiliated, consolidated, combined or unitary group of corporations, other than any such group for which the Company is the common parent. The relevant statute of limitations is closed with respect to the federal and material foreign and state and local Tax Returns of the Company and each of its Subsidiaries for all years through 2002.

(b) There are no Liens for Taxes with respect to any assets of the Company or any Subsidiary, other than any statutory liens for Taxes not yet due and payable. Neither the Company nor any Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes. No power of attorney with respect to a material amount of Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4. Neither the Company nor any Subsidiary will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period ending after the Closing Date that is attributable to an action that is effective or made on or before the date of this Agreement, including as a result of any adjustment pursuant to Section 481 of the Code for a change in accounting method, any closing agreement or other agreement with respect to Taxes, or any installment sale or open transaction disposition. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement. Neither the Company nor any Subsidiary has (i) filed (or caused to be filed) an amended Tax Return for any taxable period, or (ii) filed an IRS Form 8832 (“Entity Classification Election”) or otherwise elected to change such entity’s classification for federal income Tax purposes. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code. Schedule 4.20 lists all the jurisdictions in which the Company or any Subsidiary is or may be subject to a material amount of Tax. No taxing authority has claimed, asserted or investigated whether the Company or any Subsidiary is subject to Tax in any other jurisdiction.

(c) The liability for unpaid Taxes of the Company and each of its Subsidiaries for all periods ending on or before June 30, 2006 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Company Financial Statements. Since June 30, 2006, neither the Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses (within the meaning of GAAP), outside the ordinary course of business in accordance with past custom and practice.

(d) The Company has made available to Parent complete and correct copies of (i) all material Tax Returns of the Company and each Subsidiary for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) all other material Tax documents (including, without limitation, revenue agent reports and closing/settlement agreements) submitted by the Company or any Subsidiary to a taxing authority, or received by or agreed to by or on behalf of the Company or any Subsidiary with a taxing authority, in each case, for all taxable periods for which the statute of limitations has not yet expired. The Company has authorized Parent to access the work papers of the outside auditors of the Company and the Subsidiaries with respect to the components of the accrual for deferred Taxes contained in the Company Financial Statements.

(e) For purposes of this Agreement, “Taxes” shall mean (i) all income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes of any kind whatsoever together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (ii) any transferee or secondary liability in respect of any tax (whether imposed by law or contractual arrangement), and “Tax Returns” shall mean all reports, returns and other documents required to be filed with respect to Taxes (including any amendments thereof).

Section 4.21  Rights Agreement.  The execution of this Agreement and the consummation of the Merger will not result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the Rights Agreement. The execution of this Agreement and the consummation of the Merger will not result in Parent or Merger Sub or any of their respective Affiliates being an “Acquiring Person” under the Rights Agreement or otherwise result in the ability of any Person to exercise any Rights or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached.

Section 4.22  State Takeover Statutes.  The provisions of Articles 9 and 9A of the North Carolina Act are not applicable to the Company and, to the Knowledge of the Company, no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law applicable to the Company is applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.23  Brokers.  No broker, finder, investment banker or other Person (other than Stephens, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has made available to Parent true and complete copies of all agreements between the Company and Stephens, Inc. pursuant to which Stephens, Inc. could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.

Section 4.24  Opinion of Financial Advisor.  Stephens, Inc. has rendered to the Company Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the shareholders of the Company, is fair to such holders from a financial point of view. The Company has delivered to Parent a true and correct copy of such opinion.

Section 4.25  Foreign Corrupt Practices Act.  (a) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to induce such person to act against the interest of his or her employer or principal.

(b) The Company has disclosed to Parent all internal investigations, and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action described in subsection (a) of this Section 4.25. To the Knowledge of the Company, it has also disclosed to Parent all facts or circumstances that call into question the accuracy of its books and records or the adequacy of the internal controls at the Company or any of its Subsidiaries with respect to the actions described in subsection (a) of this Section 4.25.

(c) The Company and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.26  Affiliate Transactions.  Except as has been disclosed in the SEC Reports, no executive officer or director of the Company or any of its Subsidiaries or any person who, directly or indirectly, beneficially owns 5% or more of the Company Common Stock has entered into, or has a material interest in, a contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has engaged in any material transaction with the Company or its Subsidiaries within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act as in effect on the date of any such contract or transaction.

Section 4.27  Commercial Relationships.  During the past twelve (12) months, none of the Company’s or any of its Subsidiaries’ material suppliers, customers, collaborators, distributors, agents, licensors or licensees has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially altered its relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, no such Person has any plan or intention, and neither the Company nor any of its Subsidiaries has received any notice from any such Person, to terminate, cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice (formal or informal) or other communication from any of the Company’s top ten largest customers (based on fiscal 2005 consolidated total revenues) that indicates or could reasonably be expected to indicate that any such customer has any plan or intention not to renew its agreement with the Company on terms substantially comparable to its current agreement with the Company.

Section 4.28  Inventory.  The Company has or will have by December 31, 2006, approximately 1.45 billion doses of bursal disease antiserum and such inventory is adequate for the Company’s expected requirements for producing Bursaplex® poultry vaccine through June 2008. The Company has approximately 1.86 billion doses of Newcastle disease antiserum and such inventory is adequate for the Company’s expected requirements for producing Newplex® poultry vaccine through December 2008.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business by the Company Pending the Effective Time.  Except as otherwise contemplated by this Agreement, required by law or consented to by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its businesses in the ordinary course consistent with past practice and in compliance with Applicable Law and (ii) the Company will, and will cause its Subsidiaries to, use its commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of the Agreement until the Effective Time, the Company will not and will cause its Subsidiaries not to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend the Company Charter Documents, the Subsidiary Charter Documents or the Rights Agreement;

(b) authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, except for (i) the issuance of Shares (including the associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (ii) the issuance of Shares pursuant to the Employee Stock Purchase Plans with respect to offerings that commenced prior to the date hereof;

(c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(d) (i) create, incur or assume any debt or materially amend or alter the terms of any Debt Documents outstanding as of the date hereof; (ii) cancel any material indebtedness owed by another person to the Company or any of its Subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business consistent with past practice; (iii) other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iv) make any capital expenditures or capital commitments (other than capital expenditures or capital commitments that are contemplated by the Company’s capital budget for the fiscal year ending December 31, 2006 (the “2006 Capital Budget”), as reflected in Schedule 5.1(d)(iv)); (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than (x) to the Company or a Subsidiary of the Company or (y) customary travel, relocation or business advances to employees); (vi) acquire any stock or assets of, or merge or consolidate with, any other Person other than in the ordinary course of business in amounts that are not material; (vii) subject to clause (i) of this subsection 5.1(d), voluntarily incur any liability or obligation (absolute, accrued, contingent or otherwise) material to the Company and its Subsidiaries individually or taken as a whole; (viii) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and its Subsidiaries individually or taken as a whole; or (ix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger;

(e) (i) other than pursuant to the terms of agreements in effect on the date hereof, increase in any manner the compensation of any of its officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, or employee, or (ii) other than pursuant to the terms of agreements in effect on the date of this Agreement, grant any bonus or special compensation to any director, officer or employee other than bonuses for 2006 that are granted in the ordinary course consistent with past practice, including the time of payment thereof;

(f) settle or compromise any material pending or threatened suit, action or claim other than those set forth on Schedule 5.1;

(g) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

(h) amend the Rights Agreement so that the execution of this Agreement or the consummation of the Merger would result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the Rights Agreement, or result in Parent or Merger Sub or any of their respective Affiliates being an “Acquiring Person” under the Rights Agreement.

(i) adopt any new shareholder rights or similar plans;

(j) make or change an election in respect of Taxes, amend a Tax Return, adopt or change an accounting method in respect of Taxes, settle or otherwise compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, to the extent such action could reasonably be expected to materially affect the Company or any Subsidiary in a taxable period ending after the Closing Date;

(k) enter into new Leases or fail to extend Leases existing as of the date hereof on the same or comparable terms and conditions;

(l) enter into agreements with any Third Party that can be terminated by such Third Party upon a change in control of the Company or that may not be assigned to an Affiliate without the consent of such Third Party;

(m) create any new subsidiaries of the Company or of any of the Company’s Subsidiaries;

(n) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (i) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization, or (ii) by Applicable Law, including Regulation S-X under the Securities Act;

(o) fail to take any action, pay any fee or make any filing necessary to maintain Intellectual Property Rights or other intangible interests material to the operation of the business of the Company or any Subsidiary;

(p) grant any party any license or other rights or interest in any Company Intellectual Property Rights, including but not limited to any manufacturing, distributor or licensing agreements;

(q) (i) terminate, supplement or amend any Company Contract; or (ii) enter into any contract that would have been required to have been listed in Schedule 4.17 if the Company had entered into such contract prior to the execution and delivery of this Agreement, except with respect to any such contract that would have been required to have been listed in Schedules 4.17(iii) or (v), which may be entered into in the ordinary course of business consistent with past practice;

(r) take any action that results in (i) Articles 9 or 9A of the North Carolina Act becoming applicable to the Merger or (ii) any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law becoming applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

(s) enter into any joint venture, partnership or other similar arrangement;

(t) terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which the Company or any of its Subsidiaries or any Company Representative (as defined in Section 5.2) is a party, or fail to enforce the provisions of any such agreement; or

(u) agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (t) above.

Section 5.2  No Solicitation.  (a) Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties that may be ongoing with respect to or would reasonably be expected to result in, an Acquisition Proposal (as defined in Section 5.2 (d)).

(b) The Company shall not, and it shall not permit its Subsidiaries and the officers, directors, employees, agents and representatives of the Company and its Subsidiaries (collectively, the “Company Representatives”) to directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any other action to facilitate any inquiries, proposals, offers, discussions, or negotiations regarding or the submission of, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any letter of intent or agreement relating to an Acquisition Proposal. The Company shall inform the Company Representatives of the obligations undertaken in this Section 5.2. Notwithstanding the foregoing, if, at any time prior to approval of the Merger by Company shareholders, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement and not, directly or indirectly, the result of a breach of this Section 5.2, the Company Board of Directors determines in good faith, after consulting with its outside legal counsel and financial advisor, that (A) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Company Superior Proposal (as defined below) and (B) the failure to take the following actions would be contrary to its fiduciary duties to the Company’s shareholders under Applicable Law, the Company may, subject to compliance with Section 5.2(e), (x) furnish information with respect to the Company to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement the terms of which are no less stringent (as determined by the Company Board of Directors) than the confidentiality agreement dated June 22, 2006, between Parent and the Company (the “Confidentiality Agreement”), and (y) participate in negotiations regarding such Acquisition Proposal.

(c) The Company shall (i) notify Parent as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by the Company or any of the Subsidiaries, or any Company Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request; (ii) keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent); and (iii) promptly (and in any event within 24 hours) provide to Parent a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials subsequently provided by the Company or any Subsidiary of the Company in connection therewith that was not previously provided to Parent. To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement, it shall request each Person (i) with which the Company or any Subsidiary of the Company has had any discussion regarding a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company or any Subsidiary of the Company in connection with a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement, to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

(d) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the assets of the Company and its Subsidiaries (taken as a whole) or 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of 15% or more of the assets of the Company and its Subsidiaries (taken as a whole), or 15% or more of the equity interest in the Company.

(ii) “Third Party” means any Person or group other than the Company, Parent, Merger Sub or any of their respective Affiliates.

(e) Except as permitted by this Section 5.2, the Company Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by the Company Board of Directors of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (any such agreement, a “Company Acquisition Agreement”). Notwithstanding the foregoing or the limitations imposed by Section 5.2(b)(iii), in the event that prior to the time when the Company’s shareholder approval of the Merger is obtained and upon having received an unsolicited bona fide written Acquisition Proposal that is not, directly or indirectly, the result of a breach of this Section 5.2, if the Company Board of Directors (A) determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal is a Company Superior Proposal (as defined below), and (B) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be contrary to its fiduciary duties to the Company’s shareholders under Applicable Law, the Company Board of Directors may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal, but in each of the cases set forth in this clause (y), only at a time that is at least 72 hours following delivery to Parent of a written notice advising Parent that the Company Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal.

For purposes of this Agreement, a “Company Superior Proposal” means an unsolicited bona fide Acquisition Proposal in writing pursuant to which a Third Party would acquire all or substantially all of the Company’s assets, or at least 50% of the capital stock of the Company and on financial terms which the Company Board of Directors determines in its good faith judgment (after consultation with its financial advisors) to be more favorable to the Company’s shareholders, from a financial point of view, than the Merger (taking into account any factors relating to such proposed transaction deemed relevant by the Company Board of Directors, including, without limitation, the financing thereof and all other conditions thereto).

(f) In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (e) of this Section 5.2, the Company shall no later than 24 hours after the receipt thereof advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal.

(g) Nothing in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company’s shareholders as, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, is required under Applicable Law.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Shareholders Meeting; Proxy Statement.  (a) In accordance with the Restated Articles and Amended and Restated Bylaws of the Company (the “Restated Bylaws”), the Company shall call and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold such Company Shareholders’ Meeting as promptly as practicable after the date on which the Proxy Statement (as defined below) is cleared by the SEC. Subject to Section 5.2, the Company shall, through the Company Board of Directors, recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and shall include such recommendation in the Proxy Statement. Subject to Section 5.2, the Company shall use reasonable efforts to solicit from the Company’s shareholders proxies in favor of the adoption of this Agreement and shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by Applicable Law is provided to the Company’s shareholders in advance of a vote on the adoption of this Agreement, or if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders’ Meeting; provided that any Company Shareholders’ Meeting so adjourned or postponed shall be held as promptly as permitted by the Company Charter Documents and Applicable Law. As promptly as practicable after the date of this Agreement, the Company, Parent and Merger Sub shall cooperate and prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, a proxy statement (the “Proxy Statement”) in connection with the Company Shareholders’ Meeting. The Company, Parent and Merger Sub each will promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information furnished by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement. The

Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendments or supplements thereto or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs or information is discovered which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence or discovery, and, with the cooperation of Parent, the Company shall file with the SEC and, to the extent required by Applicable Law, mail to the Company’s shareholders such amendment or supplement.

(b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by the Company with respect to Parent and Merger Sub Information (as defined in Section 6.1(c)).

(c) Each of Parent and Merger Sub agrees that none of the information supplied by Parent or Merger Sub, or any of their respective officers, directors, representatives, agents or employees (the “Parent and Merger Sub Information”), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading.

Section 6.2  Access to Information; Confidentiality.  The Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, afford to Parent and its accountants, counsel (including without limitation foreign counsel), financial advisors and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments, records and personnel, material suppliers, contractors, customers and distributors of the Company or any of its Subsidiaries and, during such period, shall furnish such information concerning its businesses, properties and personnel as Parent shall reasonably request; provided, however, such access shall not unreasonably disrupt the Company’s or its Subsidiaries’ respective operations. All nonpublic information provided to, or obtained by, Parent or Merger Sub in connection with the transactions contemplated hereby shall be “Evaluation Material” for purposes of the Confidentiality Agreement, the terms of which shall survive the termination of this Agreement and continue in full force and effect. Notwithstanding the preceding sentence, the Company shall not be required to provide any information which it reasonably believes, after consulting with outside counsel, it may not provide to Parent by reason of Applicable Law. No investigation or review of information pursuant to this Section 6.2 or otherwise shall affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 6.3  Public Announcements.   Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, and except as contemplated by Section 5.2, (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, which consent shall not be unreasonably withheld or delayed, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1, or unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or NASDAQ, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 6.4  Approvals and Consents; Reasonable Best Efforts; Cooperation.  (a) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue through to completion, and use their respective reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations and clearances of Governmental Entities and Third Parties required of it to consummate the Merger, (ii) provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all permits and clearances of Governmental Entities that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger.

(b) In addition to the other obligations set forth in this Agreement, including, without limitation, this Section 6.4, from and after the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) filing as soon as practicable after the date hereof (the “Filing Date”) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations, permits and clearances of Governmental Entities and Third Parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Entities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Entities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially adversely affect or materially delay the Effective Time or the ability of any of the parties to satisfy any of the conditions to the Effective Time or to consummate the Merger.

(c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 6.4 shall obligate any party to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

(d) Notwithstanding the foregoing, as used in this Section 6.4, “reasonable best efforts” shall not include nor require Parent or any of its Subsidiaries to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner, or (iii) make any effort to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger.

(e) The Company shall use its best efforts to renew that certain BDA Production and Supply Agreement between the Company and Charles River Laboratories, Inc., dated January 29, 2004, for at least an additional twelve-month term.

Section 6.5  Agreement to Defend and Indemnify; Insurance.  (a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, or employees, agents or representatives of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter Documents (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) Parent shall cause the Surviving Corporation to (i) for a period of six years after the Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees that are no less advantageous to the Indemnified Parties as those currently contained in Company Charter Documents and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.5(b) which in the aggregate exceed 250% of the current annual premiums paid by the Company for such purpose; provided that the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 250% amount. The provisions of clause (ii) of this subsection (b) shall be deemed to have been satisfied if promptly after the Closing, Parent purchases or causes the Surviving Corporation to purchase, for up to 250% of the current annual premiums paid by the Company, a prepaid (“tail”) policy or policies of officers’ and directors’ liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, which policy or policies (together with the Company’s existing policy) shall have a claim period of not less than six years from the Closing Date and shall be no less advantageous to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance maintained by the Company. If the premium(s) of the insurance coverage required to be purchased by Parent or the Surviving Corporation exceed the amounts set forth above, Parent or the Surviving Corporation shall be obligated only to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If either the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.5. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 6.5, including without limitation, all expenses (including attorney’s fees) that may be incurred by the Indemnified Parties in enforcing this Section 6.5, provided that neither Parent nor Surviving Corporation shall have any obligations to pay any such expenses unless and until the Indemnified Party provides Parent and Surviving Corporation with an undertaking to repay such expenses if such Indemnified Party is not successful in enforcing this Section 6.5.

(d) The provisions of this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.5 applies without the consent of such affected Indemnified Party and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6  Employee Benefit Matters.  From and after the Effective Time, Parent shall comply with the terms of, and honor and satisfy all liabilities with respect to, or cause the Surviving Corporation to comply with the terms of, and honor and satisfy all liabilities with respect to, all Company Benefit Plans. Subject to the foregoing sentence, nothing herein shall require Parent or the Surviving Corporation to continue any particular Company Benefit Plan or prevent the amendment or termination thereof. Subject to the first two sentences of this Section 6.6, from and after the Effective Time until the first anniversary of the Effective Time, Parent and its Affiliates shall provide the employees of the Company at the Effective Time (the “Employees”) with employee benefits (excluding equity compensation, severance and any payments or other benefits made by reason of the transactions contemplated by this Agreement) that are not less favorable in the aggregate than the employee benefits provided to such persons immediately prior to the Effective Time. Following the Effective Time, to the extent permitted by law, each Employee shall receive full credit for all years of service with the Company for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits) for employee benefit plan purposes. Notwithstanding the foregoing, none of the provisions contained herein shall operate to duplicate any benefit provided to any Employee or the funding of any such benefit. Following the Effective Time, Parent and the Surviving Corporation will (i) use reasonable best efforts to cause Employees who participate in any medical, dental or vision-type benefit plan that is intended to replace a Company Benefit Plan of the same type to (x) be eligible to participate in such plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied or such restriction applies under any applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate), and (y) receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits for the applicable plan year; and (ii) provide each Employee credit, for purposes of Parent’s and the Surviving Corporation’s vacation and/or other paid leave benefits programs, for such Employee’s accrued and unpaid vacation and/or paid leave balance as of the Effective Time. The provisions of this Section 6.6 shall not create in any Employee any rights to employment or continued employment with Parent, the Surviving Corporation or their respective Subsidiaries and nothing in this Section 6.6, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to cause any condition to the obligations of any of the parties hereto not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not have any effect for the purpose of determining the satisfaction of the conditions to the obligations of any of the parties hereto or otherwise limit or affect the remedies available hereunder to any of the parties sending or receiving such notice.

Section 6.8  Resignations.  The Company shall prepare and deliver to Parent at the Closing (i) evidence reasonably satisfactory to Parent of the resignations of all directors of the Company and each of its Subsidiaries from their respective boards of directors and of the resignations from office with the Company of those officers of the Company specified by Parent reasonably in advance of the Closing and, in each case, effective at the Effective Time and (ii) all documents and filings, completed and executed by the appropriate directors, officers and representatives of the Company and its Subsidiaries, that are necessary to record the resignations contemplated by the preceding clause (i). The Company and Parent agree that each such resignation as an officer or director does not terminate the employment relationship with the Company or its applicable Subsidiary, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with the Company or its applicable Subsidiary or under Applicable Law.

Section 6.9  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a) This Agreement shall have been approved by the requisite vote of the shareholders of the Company, as required by the North Carolina Act and the Restated Articles.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied. Other than the filing of the Articles of Merger provided for in Section 2.3, all other Required Governmental Consents required to be made or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained.

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

Section 7.2  Conditions for Obligations of the Company.  The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

(a) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(b) Each of Parent’s and Merger Sub’s representations and warranties contained in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Material Adverse Effect”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all such failures, would not or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay (to a date beyond the Outside Date) the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

(c) The Company shall have received certificates dated the Closing Date and signed by an authorized signatory of each of Parent and Merger Sub, certifying that the conditions specified in this Section 7.2 have been satisfied.

Section 7.3  Conditions for Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

(a) The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(b) The representations and warranties of the Company set forth in Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Capitalization) and 4.5 (Authority Relative to this Agreement) shall be true and correct as of the date of this Agreement and as of Closing, as if made as of the Closing, and all other representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Material Adverse Effect”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where failure of such other representations or warranties to be so true and correct, individually or in the aggregate with all such failures, shall not have resulted in or would not reasonably be expected to result in a Material Adverse Effect.

(c) No Material Adverse Effect shall have occurred.

(d) Parent shall have received a certificate dated the Closing Date and signed by the President or a Vice President of the Company, certifying that the conditions specified in this Section 7.3 have been satisfied.

(e) The Company shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder, certifying that either (i) the Company is not and has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code, or (ii) as of the Closing Date, interests in the Company are not United States real property interests by reason of Section 897(c)(1)(B) of the Code.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

(a) By the mutual written consent of the Company and each of Parent and Merger Sub.

(b) By any of Parent, Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have lifted, vacated or reversed, including through all possible appeals), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

(c) By any of Parent, Merger Sub or the Company, if the shareholders of the Company fail to approve the Merger upon the taking of a vote at the Company Shareholders’ Meeting or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company where the failure to obtain shareholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by the Company of this Agreement.

(d) By any of Parent, Merger Sub or the Company, if the Merger shall not have been consummated by May 14, 2007 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

(e) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2 with respect to representations and warranties would not be satisfied, or (ii) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

(f) By Parent or Merger Sub, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3 with respect to representations and warranties would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

(g) By Parent or Merger Sub, if (i) the Company Board of Directors (or any committee thereof) shall have withdrawn or amended its recommendation in favor of the approval of the Merger, or have failed to include in the Proxy Statement the recommendation of the Company Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (ii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal, (iii) the Company Board of Directors shall have approved or recommended a Company Superior Proposal, or have authorized the Company to enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, (iv) the Company Board of Directors shall fail to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five Business Days after Parent requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any Acquisition Proposal, provided that such reaffirmation need not be given (x) prior to ten Business Days after the public announcement or disclosure of an Acquisition Proposal, or (y) in the event that the Company Board of Directors takes any of the actions set forth in the second sentence of Section 5.2(e) hereof (it being understood that such reaffirmation shall not affect the Company’s right to thereafter take any of the actions set forth in Section 5.2(e)), or (v) a material breach of Section 5.2 of this Agreement shall have occurred.

(h) By the Company, if the Company Board of Directors, after complying with Section 5.2(e), (i) withdraws its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends a Company Superior Proposal, or (iii) authorizes the Company to enter into a Company Acquisition Agreement with respect to any Company Superior Proposal.

Section 8.2  Effect of Termination.  (a) In the event of termination of this Agreement by any of the Company, Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become null and void and have no further force and effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the second sentence of Section 6.2, the provisions of Section 8.2(b) and those provisions of this Agreement that expressly survive termination hereof and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If this Agreement is terminated pursuant to either of Sections 8.1(g) or 8.1(h), the Company shall pay, or cause to be paid to Parent, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, on or prior to the time of termination, an amount equal to $5,000,000 (the “Termination Fee”) plus all out-of-pocket expenses incurred by Parent up to the date of such termination in connection with the evaluation and negotiation of the Agreement and the transactions contemplated hereby, up to a maximum amount not to exceed $750,000.

(c) If this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(d) and at the time of such termination, an Acquisition Proposal shall have been publicly announced and within 12 months after such termination the Company shall enter into an agreement with respect to any Acquisition Proposal or consummate any transaction pursuant to an Acquisition Proposal, the Company shall pay, or cause to be paid to Parent the Termination Fee, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, at the time of such entry or consummation.

(d) If this Agreement is terminated pursuant to Section 8.1(f)(ii), then (A) upon such termination, the Company shall pay or cause to be paid all out-of-pocket expenses incurred by Parent and Merger Sub up to the date of such termination in connection with the evaluation and negotiation of the Agreement and the transactions contemplated hereby, up to a maximum amount not to exceed $250,000, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, and (B) if at the time of such termination, an Acquisition Proposal shall have been publicly announced and within 12 months after such termination the Company shall enter into an agreement with respect to any Acquisition Proposal or consummate any transaction pursuant to an Acquisition Proposal, the Company shall pay, or cause to be paid, to Parent the Termination Fee at the time of such entry or consummation, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.

(e) Notwithstanding the foregoing, in no event will the Company be required to pay the Termination Fee or out-of-pocket expenses on more than one occasion.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2(a).

Section 9.2  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Attention: Peter Garrambone
Facsimile: (212) 573-3824

With a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Dennis J. Block, Esq.
Facsimile: (212) 504-6666; and

(b) if to the Company:

Mr. Peter Holzer
Chairman, Board of Directors of
Embrex, Inc.
1040 Swabia Court
Durham, North Carolina 27703
Facsimile: (919) 941-5186

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell
 & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Gerald F. Roach, Esq.
Facsimile: (919) 821-6800

Section 9.3  Expenses.  Except as set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Certain Definitions.  For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “Applicable Law” means, for any Person or property of such Person, all existing applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, and orders of any Governmental Entity, and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction;

(c) “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in New York, New York are permitted or required by Applicable Law, executive order or decree of a Governmental Entity to remain closed.

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code;

(f) “Knowledge” means, with respect to any matter in question, that any of the individuals set forth on Schedule 9.4(f) has actual knowledge of such matter; and

(g) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

Section 9.5  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.7  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 2.8, 2.9 and 6.5.

Section 9.8  Assignment.  This Agreement shall not be assigned by the parties hereto whether by operation of law or otherwise except that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to Parent or any wholly-owned subsidiary of Parent.

Section 9.9  Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.10  Governing Law.  Except to the extent that the Merger is mandatorily governed by the North Carolina Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Eastern District of North Carolina. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Eastern District of North Carolina for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named court.

Section 9.11  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

Section 9.12  Amendment.  This Agreement may be amended by the parties hereto by action taken by each of Parent, Merger Sub and the Company at any time before the Effective Time but not thereafter; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.13  Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.14  Schedule and Exhibits.  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 9.15  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

* * * * *

[signature pages to follow]

[signature page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Name:    Randall L. Marcuson

Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ David L. Shedlarz
Name:    David L. Shedlarz

Title:	Vice Chairman

EAGLE MERGER SUB INC.

By:	/s/ Peter L. Garrambone, Jr.
Name:    Peter L. Garrambone, Jr.

Title:	Vice President and Secretary

ANNEX B
Stephens Inc.
November 14, 2006
Board of Directors
Embrex, Inc.
1040 Swabia Court
Durham, NC 27703
Gentlemen:
     We have acted as your exclusive financial advisor in connection with the proposed merger of Eagle Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Pfizer, Inc. (“Parent”), with and into Embrex, Inc. (the “Company”) in a transaction (the “Transaction”) in which each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Common Stock”) will be converted into the right to receive $17.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger, dated as of November 14, 2006 (the “Merger Agreement”).
     You have requested our opinion as to the fairness to the Disinterested Shareholders of the Company from a financial point of view of the Consideration to be received by such shareholders in the Transaction. For the purpose of this opinion the term “Disinterested Shareholders” means holders of the Company’s Common Stock other than directors and senior officers of the Company. In connection with rendering our opinion we have:
(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

(iii)	reviewed the reported prices and trading activity for the Common Stock;

(iv)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(v)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

November 14, 2006

(vi)	reviewed the Merger Agreement and related documents;

(vii)	discussed with management of the Company the operations of and future business prospects for the Company;

(viii)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Parent; and

(ix)	performed such other analyses and provided such other services as we have deemed appropriate.
     We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.
     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and regularly provide investment banking services to it. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion. Stephens is also receiving a fee in connection with its role as financial advisor to the Company, which is contingent upon the closing of the Transaction.
     Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Consideration to be received by the Disinterested Shareholders of the Company in the Transaction is fair to them from a financial point of view.
     Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholders as to whether such shareholders should vote in favor of the proposed Transaction or any other matter related thereto.

November 14, 2006

     Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission; provided, however that, this opinion letter may be reproduced in its entirety in any proxy statement relating to the Transaction filed by the Company under the Securities Exchange Act of 1934, as amended, and distributed to Company shareholders in accordance therewith and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders provided that we approve of such disclosures prior to publication (such approval not to be unreasonably withheld).
Very truly yours,
/s/ Stephens Inc.

Proxy Card

PROXY	EMBREX, INC.	PROXY

Proxy for Special Meeting of Shareholders to be held on          , 200
Solicited by the Board of Directors

Randall L. Marcuson and Don T. Seaquist are each hereby appointed and constituted as attorney and proxy of the undersigned, each with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Embrex, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at                                                                         , on          , 200  , at [          ] a.[p.]m., local time, and any adjournments of the meeting.

This proxy and the shares represented hereby will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy and such shares will be voted FOR the proposals set forth on the reverse side and described in the accompanying proxy statement. The above-named attorneys and proxies will also have the discretionary authority to vote in their discretion upon such other matters as may properly come before the Special Meeting and any adjournments of the meeting. This proxy may be revoked prior to its exercise.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement for such meeting.

You may vote your proxy by mail as described on the reverse side.

EMBREX, INC. 1040 SWABIA COURT DURHAM, NC 27703	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Embrex, Inc., c/o AST, 6201 15th Avenue, Brooklyn, NY 11219

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMBREX, INC.

The Board of Directors Recommends a Vote FOR the Proposals Listed Below.

1. Approval and adoption of the Agreement and Plan of Merger, dated as of November 14, 2006, among Embrex, Inc., Pfizer Inc. and Eagle Merger Sub Inc., and the transactions contemplated thereby.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Approval of the proposal to grant discretionary authority to adjourn the special meeting to another time and place, if necessary, for the purpose of satisfying the conditions to the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please sign exactly as your name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership or other non-corporate entity, please sign in the entity’s name by an authorized person.

Signature	Date	Signature (Joint Owners)	Date